Exhibit 10.1

CREDIT AGREEMENT

dated as of

September 25, 2026

among

STEPAN COMPANY

as Company

The Foreign Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

BANK OF AMERICA, N.A.

as Syndication Agent

and

CITIBANK, N.A.,

PNC BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.

and

BofA SECURITIES, INC.

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 1.01	– Specified Account Debtors
Schedule 2.01A	– Commitments
Schedule 2.01B	– Letter of Credit Commitments
Schedule 2.06	– Existing Letters of Credit
Schedule 3.08	– Subsidiaries
Schedule 3.14	– Environmental Matters
Schedule 6.02	– Existing Debt
Schedule 6.06	– Existing Investments
Schedule 6.15	– Restrictive Agreements

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– Intentionally Omitted
Exhibit C	– Form of Increasing Lender Supplement
Exhibit D	– Form of Augmenting Lender Supplement
Exhibit E	– List of Closing Documents
Exhibit F	– Form of Subsidiary Guaranty
Exhibit G-1	– Intentionally Omitted
Exhibit G-2	– Intentionally Omitted
Exhibit H	– Form of Note
Exhibit I-1	– Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit I-2	– Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit I-3	– Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit I-4	– Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit J	– Form of Compliance Certificate
Exhibit K-1	– Form of Borrowing Subsidiary Agreement
Exhibit K-2	– Form of Borrowing Subsidiary Termination
Exhibit L	– Form of EU Notice

CREDIT AGREEMENT (this “Agreement”) dated as of September 25, 2026 among STEPAN COMPANY, the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company or other business entity, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company or other business entity.

“Acquisition Holiday Election” has the meaning assigned to such term in Section 6.12(a).

“Acquisition Holiday Election Quarter” has the meaning assigned to such term in Section 6.12(a).

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $350,000,000.

“Agreed Currencies” means (i) Dollars and (ii) each Foreign Currency.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the applicable Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than 1% per annum, such rate shall be deemed to be 1% per annum for purposes of this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, each as amended.

“Anti-Money Laundering Laws” means all anti-money laundering, financial recordkeeping and reporting requirements of the Anti-Money Laundering Act of 2020 and the Bank Secrecy Act (as amended by the Patriot Act).

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to the Term Loans, (x) prior to any Term Loans being drawn, a percentage equal to a fraction the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the aggregate Term Loan Commitments of all Lenders, or (y) once any portion of the Term Loans have been drawn and/or the Term Loan Commitments terminated, a percentage equal to a fraction the numerator of which is the sum of (1) such Lender’s outstanding principal amount of the Term Loans plus (2) such Lender’s unused but not yet terminated Term Loan Commitments (if any), and the denominator of which is the sum of (1) the aggregate outstanding principal amount of the Term Loans of all Lenders plus (2) the aggregate unused but not yet terminated Term Loan Commitments (if any).

“Applicable Rate” means, for any day, with respect to any Term Benchmark Loan, RFR Loan or ABR Loan, or with respect to the commitment fees and ticking fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark and RFR Spread”, “ABR Spread” or “Commitment Fee/Ticking Fee Rate”, as the case may be, based upon the Pricing Leverage Ratio applicable on such date:

	Pricing Leverage Ratio	Term Benchmark and RFR Spread	ABR Spread	Commitment Fee/Ticking Fee Rate
Category 1:	< 1.50 to 1.00	1.125%	0.125%	0.125%
Category 2:	≥ 1.50 to 1.00 but < 2.25 to 1.00	1.250%	0.250%	0.150%
Category 3:	≥ 2.25 to 1.00 but < 3.00 to 1.00	1.375%	0.375%	0.175%
Category 4:	≥ 3.00 to 1.00 but < 3.50 to 1.00	1.500%	0.500%	0.200%
Category 5:	≥ 3.50 to 1.00	1.625%	0.625%	0.225%

For purposes of the foregoing,

(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, then, at the option of the Administrative Agent or the Required Lenders, Category 5 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 4 shall be deemed to be applicable until the Administrative Agent’s receipt of the Financials for the Company’s first fiscal quarter ending after the Effective Date, unless such Financials demonstrate that Category 5 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period, and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs (i) and (ii).

“Applicable Time” means, with respect to any Borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Borrower Portal” has the meaning assigned to such term in Section 8.08(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Article 21c CRD VI” has the meaning assigned to such term in Section 2.02(f).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent (including electronic records generated by the use of an electronic platform), in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability Period” means, with respect to any Revolving Loan, Swingline Loan and Letter of Credit, the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (ii) if such Person is Solvent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation), provided further, that such ownership interest or appointment does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for the applicable Agreed Currency; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollars, or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such components thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrower Communications” has the meaning assigned to such term in Section 8.08.

“Borrowing” means (a) a Revolving Borrowing, (b) a Term Loan Borrowing, or (c) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Company, including by Borrower Communications through an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit K-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit K-2.

“Business Day” means any day that satisfies each of the following, as applicable, (A) any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and Chicago, (B) in relation to Loans or other obligations hereunder denominated in Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (C) in relation to Loans or other obligations hereunder denominated in Euros and in relation to the calculation or computation of the EURIBOR Rate, any day which is a TARGET Day, (D) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is an RFR Business Day, and (E) in relation to Loans denominated in any other Agreed Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan or CBR Borrowing, any date on which dealings in the applicable Agreed Currency are carried on in the principal financial center of such Agreed Currency. In addition to the foregoing, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR (including with respect to an ABR Loan based on the Adjusted Term SOFR Rate), the term “Business Day” shall also mean any such day that is a U.S. Government Securities Business Day.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, subject to Section 1.04, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Captive Insurance Subsidiary” means a wholly-owned Domestic Subsidiary of the Company that has no business or operations other than the provision of insurance services for the Company and its other Subsidiaries and non-shareholder Affiliates and that is subject to regulation as an insurance company under applicable law.

“CBR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Central Bank Rate.

“CBR Spread” means the Applicable Rate applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means a rate per annum equal to the sum of (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor, plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days)

minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Foreign Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the Stepan Family acting in concert, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date of this Agreement, (ii) nominated or appointed by the board of directors of the Company or (iii) approved as director candidates prior to their election by the board of directors of the Company; or (c) the Company ceasing to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agent” means each of Citibank, N.A., PNC Bank, National Association and U.S. Bank National Association, in its capacity as co-documentation agent for the credit facilities evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and/or Term Loan Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Company” means Stepan Company, a Delaware corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Liabilities” means, at any date as of which the amount thereof is to be determined, the amount which would be set forth as current liabilities on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the total amount of all Debt (other than Off-Balance Sheet Liabilities arising from any Permitted Supplier Financings) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus (a) to the extent deducted in computing such Consolidated Net Income and without duplication, (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation expense, (iv) amortization expenses, (v) other non-cash charges (including, without limitation, deferred compensation expense, stock option expense and share-based compensation expense) for such period, (vi) any loss resulting from the extinguishment of indebtedness, (vii) all reasonable costs, fees and expenses incurred in connection with the Transactions on or about the Effective Date, and (viii) non-recurring or unusual restructuring charges, costs or expenses in an aggregate amount not to exceed $50,000,000 for any period of four consecutive fiscal quarters, minus (b) to the extent included in computing such Consolidated Net Income and without duplication, (i) any cash payments, excluding cash distributions under deferred compensation plans relating to benefits previously charged to Consolidated EBITDA and fully funded through purchase of mutual funds or other securities, made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) any extraordinary gains and any non-cash items of income for such period, and (iii) any gain resulting from the extinguishment of indebtedness, all determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis reasonably acceptable to the Administrative Agent as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of

$25,000,000; provided, however, that any sales of receivables pursuant to Permitted Supplier Financings shall not give rise to or be included in any calculation of Material Disposition.

“Consolidated Interest Expense” shall mean, for any period, an amount equal to (a) the interest expense of the Company and its Subsidiaries deducted in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP plus (b) without duplication of the amounts described in clause (a), payments in the nature of interest under Capital Lease Obligations and the discount or implied interest component of Off-Balance Sheet Liabilities minus (c) to the extent included in clause (a) or (b), interest expense associated with Permitted Supplier Financings in an aggregate amount for the applicable four quarter period not to exceed 10% of unadjusted interest expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets” means, as at any date as of which the amount thereof is to be determined, an amount equal to the amount by which (a) the aggregate amount at which all assets of the Company and its Subsidiaries would be set forth on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP, exceeds (b) the sum of the amounts which would be set forth on such consolidated balance sheet as (i) any surplus resulting from any write-up of assets and (ii) the aggregate value of all patents, licenses, trade names, trademarks, copyrights, goodwill and deferred charges (including, but not limited to, unamortized debt discount and expenses, organizational expenses and experimental and developmental expenses, but excluding prepaid expenses).

“Consolidated Tangible Net Worth” means the sum of the amounts set forth on the most recently prepared consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP, which appears as (a) the par or stated value of all outstanding stock, (b) capital, paid-in and earned surplus and (c) long term deferred tax liabilities, less the sum of (i) any surplus resulting from any write-up of assets, (ii) goodwill, including any amounts (however designated on such balance sheet) representing the cost of acquisitions of Subsidiaries in excess of underlying tangible assets, unless an appraisal of such assets made by a reputable firm of appraisers at the time of acquisition shall indicate sufficient value to cover such excess, (iii) any amounts by which Investments in persons appearing on the asset side of such balance sheet exceed the lesser of cost or the proportionate share of such corporation in the book value of the assets of such persons, provided that such book value shall be reduced by any amounts representing restrictions on the payment of dividends by such persons pursuant to any law, charter provision, mortgage or indenture or, in lieu of the foregoing, any Investment may be carried at its market value if the securities representing such Investment are publicly traded, (iv) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease and deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses, experimental and development expenses, but excluding prepaid expenses), (v) any amounts at which shares of capital stock of the Company appear on the asset side of such balance sheet, (vi) any amount of Debt not included on the liability side of such balance sheet and (vii) other comprehensive income or expense (as defined by GAAP), to the extent included in subclause (a), (b) or (c) above.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.17.

“Credit Event” means a Borrowing, the issuance, amendment, extension or renewal of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Current Indebtedness” means all Debt other than Funded Indebtedness, and, without limitation, shall include (i) all Debt maturing on demand or within one year after the date as of which such determination is made, (ii) final maturities and prepayments of Debt and sinking fund payments and (iii) all other items (including taxes accrued as estimated) which, in accordance with GAAP, would be included as Consolidated Current Liabilities.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, and (ii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt” means, with respect to any Person, without duplication,

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) its Capital Lease Obligations;

(d) its liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) its Off-Balance Sheet Liabilities;

(f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(h) Guaranties by such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (h) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Dollar Amount” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including (i) e-mail, (ii) e-fax, (iii) Intralinks®, ClearPar®, Debt Domain, Syndtrak and (iv) any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is approved from time to time by the Administrative Agent and each of the Lenders that will have a Commitment or Loans in favor of such Foreign Subsidiary upon its becoming a Foreign Subsidiary Borrower.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“Equivalent Amount” means, for any amount of any Foreign Currency, at the time of determination thereof, (a) if such amount is expressed in such Foreign Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Foreign Currency determined by using the rate of exchange for the purchase of such Foreign Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Foreign Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Title IV of ERISA, Section 4001 of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived pursuant to such regulations); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Borrower” has the meaning assigned to such term in Section 2.02(e).

“EU Borrowing Request” has the meaning assigned to such term in Section 2.03.

“EU Funding Obligations” has the meaning assigned to such term in Section 2.02(f).

“EU Lender” has the meaning assigned to such term in Section 2.02(e).

“EU Lender Provisions” means, collectively, Sections 2.02(e) through (j) and the final paragraph of Section 2.03.

“EU Notice” has the meaning assigned to such term in Section 2.02(e).

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time on the applicable date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBOR Screen Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Euro” and/or “€” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” means for any Foreign Currency, the rate of exchange therefor as described in clause (b) of the definition of “Dollar Amount”.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 24, 2022 among the Company, the lenders party thereto and the Administrative Agent, as amended prior to the Effective Date.

“Existing Letters of Credit” means the Letters of Credit identified on Schedule 2.06.

“Export Controls” means the Arms Export Control Act and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State, and the Export Control Reform Act of 2018 and Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding

Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Central Bank Rate or each Adjusted Daily Simple RFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Central Bank Rate and each Adjusted Daily Simple RFR, as applicable, shall be 0%.

“Foreign Currency” means Sterling, Euros and any additional currencies determined after the Effective Date by mutual agreement of the Company, the Lenders and any Issuing Bank that will have Loans or Commitments denominated in such Foreign Currency, and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Company and each Lender as its Foreign Payment Office.

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located outside of the United States of America.

“Foreign Subsidiary Borrower” means any Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“Foreign Subsidiary Borrower Amendment” has the meaning assigned to such term in Section 2.23.

“Funded Indebtedness” means any liabilities or Debt secured or unsecured with a maturity due date or expiration more than one year from any date of determination, including Capital Leases, (i) minus long-term deferred tax liabilities and (ii) plus Guaranties and Unfunded Liabilities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation;

(b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower, including by Borrower Communications through an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one (1) month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, in each case, subject to the availability for the Benchmark applicable to the relevant Agreed Currency, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees made in the ordinary course of business), extension of credit (including, for the avoidance of doubt, any guaranty, but other than receivables and inventory arising in the ordinary course of business), Acquisition or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Issuing Bank” means each of (i) JPMorgan Chase Bank, N.A., (ii) Bank of America, N.A. and (iii) any other Lender reasonably satisfactory to the Company, the Administrative Agent and each other Issuing Bank who has consented to become an issuer of Letters of Credit hereunder (in each case, through itself or through one of its designated affiliates or branch offices), in each case, in its respective capacity as an issuer of Letters of Credit hereunder, and its respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to mean a reference to the relevant Issuing Bank or Issuing Banks, as the context may require.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC

Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated thereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated thereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include each Existing Letter of Credit.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B (which Schedule 2.01B may be amended by the Administrative Agent and the Company solely to reflect changes in the Issuing Banks or Letter of Credit Commitments effected in accordance with the terms hereof); any Issuing Bank’s Letter of Credit Commitment may be decreased or increased from time to time with the written consent of the Company and such Issuing Bank with notice to the Administrative Agent.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing but excluding Operating Leases) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit applications and agreements between any

Borrower and an Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the applicable Borrower and such Issuing Bank in connection with the issuance of Letters of Credit and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, property or financial condition of the Company and the Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any and all other Loan Documents, (c) the ability of any Loan Party to perform any of its payment or other material obligations under the Loan Documents or (d) the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Debt” means (a) any private placement notes issued by the Company or its Subsidiaries from time to time and (b) all other Debt (other than the Loans and Letters of Credit or Debt of the Company or any Subsidiary owed to the Company or any wholly-owned Subsidiary), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement). For purposes of determining Material Debt, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Debt Agreement” means any agreement, instrument or other document existing as of the Effective Date and relating to any Material Debt.

“Maturity Date” means September 25, 2031.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Leverage Ratio” has the meaning assigned to such term in Section 6.12(a).

“Note Purchase Amendment Condition” means that each Note Purchase Agreement has been amended, on terms reasonably acceptable to the Administrative Agent, as follows:

(a) in connection with the calculation of Qualified Cash, to permit netting of applicable cash in the calculation of such financial covenants thereunder consistent with the levels in clause (b) of the definition of Qualified Cash herein; and/or

(b) in connection with the calculation of the interest coverage ratio in Section 6.12(b) hereof (the “Interest Coverage Ratio”), to amend or restate each financial covenant therein that is substantially similar to the Interest Coverage Ratio (each, a “NPA Interest Coverage Ratio”) to reduce the financial covenant levels therein to 3.00 to 1.00 or lower; and

(c) in the case of each of the foregoing clauses (a) and (b), with no other modifications to any financial covenant therein that is substantially similar to the Net Leverage Ratio or NPA Interest Coverage Ratio, as applicable, that are more restrictive with respect to the Company and its Subsidiaries than the Net Leverage Ratio or the Interest Coverage Ratio (with respect to covenant levels, applicability of acquisition holidays, cash netting components, embedded defined terms or otherwise) contained herein.

“Note Purchase Agreement” means each note purchase agreement, indenture, loan agreement or similar agreement in existence on the Effective Date governing the series of the Company’s senior private placement notes, all of which shall be set forth on Schedule 6.02.

“Notifying Lender” has the meaning assigned to such term in Section 2.02(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of accounts or any other obligation of such Person or such transferor to purchasers/transferees of interests in accounts or notes receivable or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means, subject to Section 1.04, any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to it in Section 8.06(e).

“Payment Notice” has the meaning assigned to it in Section 8.06(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within eighteen (18) months from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-2 or better by S&P or P-2 or better by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank (whether domestic or foreign) which has a combined capital and surplus and undivided profits of not less than $200,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of investments by any Foreign Subsidiary, other investments of a substantially similar nature and duration, and of similar credit quality, to the investments described above to the extent made in the ordinary course of business and permitted by the Company’s investment policy, and which investments are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Supplier Financing” means the sale by the Company or any Subsidiary of accounts receivable or negotiable instruments owing to it by (x) the Persons listed on Schedule 1.01, as amended and supplemented from time to time with the consent of the Required Lenders, (y) any subsidiaries or successors of the Persons described in the preceding clause (x), or (z) any Affiliates Controlled by the Persons described in the preceding clause (x) or (y) (the “Specified Account Debtors”) or by one or more other account debtors which customarily pay on terms longer than general market practices (the “Non-Specified Account Debtors”), in any such case, pursuant to a receivables purchase agreement, negotiable instrument purchase agreement or other customary documentation between the Company and/or any Subsidiary and JPMorgan Chase Bank, N.A. or another counterparty institution (any such agreement or other documentation, a “Receivables Purchase Agreement”), whereby the Company or such Subsidiary, as applicable, promptly receives cash proceeds from the counterparty institution in an amount equal to the face value of the sold receivables or negotiable instruments net of a commercially reasonable and customary discount rate; provided, that:

(i)

any such sale is a true sale with any recourse to the Company or such Subsidiary limited to breach of representation, warranty or covenant by the Company or such Subsidiary, as applicable, with respect to the sold receivables;

(ii)	such Receivables Purchase Agreement is on customary terms for such arrangement;

(iii)	no Default or Event of Default exists at the time of, or would result from, the sale of such accounts receivable; and

(iv)

the aggregate face amount of all accounts receivable or negotiable instruments of the Company and its Subsidiaries owing from Non-Specified Account Debtors that are sold during any one fiscal year of the Company shall not exceed 10% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal year of the Company (it being understood that the limitation in this clause (iv) shall not apply to sales of accounts receivable or negotiable instruments owing from Specified Account Debtors).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets,” as defined by the Plan Asset Regulation, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

“Pricing Leverage Ratio” means the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Indebtedness minus Qualified Cash, in each case as of the last day of the applicable fiscal quarter (it being understood that such difference shall not be less than zero) to (ii) Consolidated EBITDA for the period of four (4) fiscal quarters then ended, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.17.

“Qualified Cash” means, as of any date of determination, (a) with respect to the calculation of the Net Leverage Ratio prior to the satisfaction of clauses (a) and (c) of the Note Purchase Amendment Condition, the sum of the following (solely to the extent that such sum is in excess of $50,000,000 and in an aggregate amount not to exceed $100,000,000): (i) 100% of unrestricted and unencumbered cash or Permitted Investments of the Company and its Domestic Subsidiaries on deposit in accounts located in the United States (collectively, “Domestic Cash”) on such date, plus (ii) 65% of unrestricted and unencumbered cash or Permitted Investments of the Company and its Subsidiaries which does not qualify as “Domestic Cash”, and (b) with respect to calculation of the Pricing Leverage Ratio, or with respect to the calculation of the Net Leverage Ratio following the satisfaction of clauses (a) and (c) of the Note Purchase Amendment Conditions, unrestricted and unencumbered cash or Permitted Investments of the Company and its Subsidiaries in excess of $50,000,000 and in an aggregate amount not to exceed $300,000,000. For the avoidance of doubt, cash and Permitted Investments of any Captive Insurance Subsidiary shall be considered restricted and therefore shall not constitute Qualified Cash.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is SONIA, then four (4) Business Days prior to such setting, (4) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting, or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA, or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board from time to time in effect and shall include any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks, non-banks and non-broker-dealers for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other Agreed Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means, with respect to (a) any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (b) any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (c) any Borrowing denominated in Sterling, the applicable Adjusted Daily Simple RFR, and (d) any RFR Borrowing denominated in Dollars, Daily Simple SOFR.

“Relevant Screen Rate” means, with respect to (a) any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, and (b) any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Required Lenders” means, subject to Section 2.22, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Credit Exposure and unused Commitments at such time; provided that, at any time there are two or more Lenders who are not Affiliates of one another, “Required Lenders” means at least two Lenders; provided further, that for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall not be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have been required to fund its participation in the outstanding Swingline Loans and has not yet done so.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restructuring” means any transaction (or series of transactions) solely among the Company and its wholly-owned Subsidiaries in connection with the restructuring of their ownership and financial relationships, including, without limitation, the incurrence of intercompany debt and the transfer of debt of the Company or any Subsidiary or equity interests of any Subsidiary to the Company or any wholly-owned Subsidiary; provided that (a) any such transaction (or series of transactions) complies in all material respects with all applicable laws, including, without limitation, tax laws and (b) no Default or Event of Default shall have occurred and be continuing at the time of any such transaction (or series of transactions) or after giving effect thereto.

“Restructuring Transaction Documents” means such instruments, documents and agreements as are necessary to effectuate the transactions contemplated by any Restructuring permitted under this Agreement, including, without limitation, contribution agreements, set-off agreements, subscription agreements, share contribution agreements, share transfer agreements and redemption agreements.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Borrowing” means Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 or 7.02, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C) contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable; provided, that at no time shall the Revolving Credit Exposure of any Lender exceed its Revolving Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“RFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Daily Simple RFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any RFR Loan or RFR Borrowing denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject of a comprehensive sanctions program maintained under Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person located, organized or ordinarily resident in a Sanctioned Country, or (c) any Person owned, 50% or more, or controlled, by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations or orders).

“Sanctions” means all economic or financial sanctions or trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Single Employer Plan” means a Plan maintained by the Company or ERISA Affiliate for employees of the Company or any ERISA Affiliate.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“SPV” means any special purpose entity established in connection with the incurrence of Off-Balance Sheet Liabilities permitted under the terms of this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D of the Board. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stepan Family” means at any time, collectively, (i) the Estate of F. Quinn Stepan, the Estate of Paul H. Stepan, the Estate of Alfred C. Stepan III, the Estate of Stratford E. Stepan, the Estate of Mary Louise Stepan Wehman, Charlotte Stepan Shea and family, John A. Stepan and family, all heirs of the foregoing, and all trusts for the benefit of the foregoing or their heirs or any one or more of them, and (ii) Stepan Venture II and JASB SVLP GP LLC, so long as such Persons are Controlled by any member of the Stepan Family referred to in clause (i) of this definition.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Debt” of a Person means any Debt of such Person the payment of which is subordinated to payment of the obligations of the Company and/or any Subsidiary in respect of any sum due to any Lender or the Administrative Agent hereunder or under any other Loan Document.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. “Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means each Domestic Subsidiary and each other Subsidiary of the Company, in any such case, that is required to become a Subsidiary Guarantor pursuant to Section 5.10 or, at the election of the Company, otherwise becomes a party to the Subsidiary Guaranty. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.08 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date substantially in the form of Exhibit F (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Supported QFC” has the meaning assigned to it in Section 9.17.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender, adjusted to give effect to any reallocation under Section 2.22 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Synthetic Lease” means any so-called “synthetic”, off-balance sheet or tax retention lease, or any other agreement for the use or possession of property creating obligations that are not treated as a Capital Lease under GAAP but that is treated as a financing under the Code.

“Synthetic Lease Obligations” means, collectively, the payment obligations of the Company or any of its Subsidiaries pursuant to a Synthetic Lease.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the applicable Term Benchmark Rate.

“Term Benchmark Rate” means, with respect to (a) any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, and (b) any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate.

“Term Loan Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Term Loan Availability Termination Date and the date of termination in full of the Term Loan Commitments pursuant to Section 2.09 or 7.02.

“Term Loan Availability Termination Date” means September 25, 2027.

“Term Loan Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Term Loan Commitment” means, (a) with respect to each Lender, the commitment of such Lender to make Term Loans, as such commitment may be reduced or terminated from time to time pursuant to Section 2.09 or 7.02, or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans, which aggregate commitment shall be $150,000,000 on the date of this Agreement. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C) contemplated hereby pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. After the termination of the Term Loan Commitments, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Applicable Percentage of the Term Loans.

“Term Loans” means the term loans made by the Lenders to the Company pursuant to Section 2.01(b).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Credit Exposure” means the sum of the aggregate Revolving Credit Exposure of all Lenders and the aggregate principal amount of all Term Loans outstanding at such time.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing denominated in any Agreed Currency, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate, the Central Bank Rate for such Agreed Currency or the Adjusted Daily Simple RFR for such Agreed Currency, as applicable.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfriendly Acquisition” means any Acquisition unless the board of directors (or other person exercising similar functions) of the issuer of the securities to be acquired shall have approved such Acquisition and recommended it to the holders of the securities to be acquired and such approval shall not have been withdrawn.

“Unfunded Liabilities” means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the Withdrawal Liability of the Company and Subsidiaries. In the case of Single Employer Plans, the interest rate for computing the present value of all vested nonforfeitable benefits shall be the FASB ASC 715 expected long-term rate of return on Plan assets which was used to calculate net periodic pension cost for the period preceding the valuation date.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Borrower” means the Company.

“U.S. Person” means (i) for purposes of Sections 3.22 and 6.18 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.17.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (e) of Section 2.17.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving

Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations (including with respect to assets and liabilities associated with such lease) and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05 Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Debt, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Debt is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

SECTION 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or any other Agreed Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Amount of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Amount of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.09 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Amount of Term Benchmark Borrowings or Letter of Credit extensions denominated in Foreign Currencies. Such Dollar Amount shall become effective as of such Revaluation Date and shall be the applicable Dollar Amount until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the Dollar Amount of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 1.10 Existing Credit Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document,

(a) each party hereto that is also a party to the Existing Credit Agreement hereby agrees that, on the date hereof, the Loans and other obligations outstanding under the Existing Credit Agreement that are being repaid, prepaid, refinanced or otherwise satisfied in connection with the termination of the Existing Credit Agreement may be repaid, prepaid, refinanced or otherwise satisfied by means of a “cashless roll” into Loans under this Agreement. Any such cashless roll shall be deemed to satisfy any requirement under the Existing Credit Agreement, this Agreement or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or pursuant to any similar payment requirement;

(b) each Lender party hereto that is also a lender under the Existing Credit Agreement hereby waives the requirement under Section 2.09(c) of the Existing Credit Agreement that the notice of termination of the commitments thereunder be delivered at least three (3) Business Days prior to the effective date of such termination; provided that such notice shall otherwise be delivered in accordance with the terms of the Existing Credit Agreement; and

(c) each Lender party hereto that is also a lender under the Existing Credit Agreement hereby waives the requirement under Section 2.11(a) of the Existing Credit Agreement that notice of any prepayment of a Term Benchmark Borrowing denominated in Dollars be delivered at least three (3) Business Days prior to the date of such prepayment; provided that such notice shall otherwise be delivered in accordance with the terms of the Existing Credit Agreement.

ARTICLE II

The Credits

SECTION 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees (severally and not jointly) to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Section 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) subject to Section 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Lender with a Term Loan Commitment agrees (severally and not jointly) to make Term Loans to the Company in Dollars in a draw made on the Effective Date and up to two (2) additional draws during the Term Loan Availability Period in an aggregate principal amount that will not exceed such Lender’s Term Loan Commitment at the time of the applicable draw, by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. For the avoidance of doubt, the Term Loans made pursuant to this Section 2.01(b) shall be borrowed in up to three advances and as of any date on which Term Loans are made, the Term Loan Commitments shall be permanently reduced by the amount of such Term Loans made. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings. (a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b) Subject to Section 2.14, each Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of ABR Loans, Term Benchmark Loans or RFR Loans and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Subject to the EU Lender Provisions, each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 (or, if such Borrowing is denominated in a Foreign Currency, in an aggregate amount that is an integral multiple of 100,000 and not less than 500,000 units of such currency). At the commencement of each Interest Period for any Term Benchmark Term Loan Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000 for Revolving Borrowings (or, if such RFR Borrowing is denominated in a Foreign Currency, in an aggregate amount that is an integral multiple of 100,000 and not less than 500,000 units of such currency), or an integral multiple of $1,000,000 and not less than $5,000,000 for Term Loan Borrowings; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) To the extent any Commitment or Loan is contemplated to any Borrower or for the account of any Subsidiary in an EEA Member Country within the meaning of Article 21c of Directive (EU) 2024/1619 amending Directive (EU) 2013/36 (as amended, supplemented or replaced from time to time “Article 21c CRD VI”) (each such Borrower or Subsidiary, an “EU Borrower”), each Lender, in its capacity as a Lender and, where applicable, as an Issuing Bank or Swingline Lender (each, a “Notifying Lender”), may identify one or more of its lending offices, branches or subsidiaries established in an EEA Member Country (each, an “EU Lender”) to make Commitments and Loans to one or more EU Borrowers by delivering a notice in the form of Exhibit L (or any other form approved by the Administrative Agent) (an “EU Notice”) to the Administrative Agent and the Company, prior to or simultaneously with the establishment of such Commitment or the making of such Loan, duly executed by the Notifying Lender and its corresponding EU Lender identifying one or more EU Borrowers for which such EU Notice shall apply. An EU Notice may bifurcate the applicable Commitments among different EU Lenders and EU Borrowers in a single EU Notice, provided such notice clearly identifies each applicable EU Lender and its corresponding EU Borrower. An EU Notice delivered on the date hereof shall be deemed simultaneous with the Notifying Lender’s execution of this Agreement, and a Notifying Lender executing this Agreement on the date hereof may either (i) deliver an EU Notice simultaneously with such execution or (ii) note on its signature page that it is executing as both a Lender and a Notifying Lender and appointing the corresponding EU Lender, which EU Lender shall countersign as an EU Lender for all purposes of the EU Lender Provisions. Each EU Notice shall designate the applicable EU Lender as the party responsible for making the Commitments and/or Loans to the EU Borrower identified under this clause (e) and shall be accompanied by an Administrative Questionnaire and any tax compliance certificates required under Section 2.17(e), in each case, with respect to such EU Lender. No consent of any Borrower, the Administrative Agent, any Issuing Bank, or any Swingline Lender shall be required to deliver or revoke any EU Notice. Upon delivery of an EU Notice or revocation notice pursuant to the terms of this clause (e), the Administrative Agent shall annotate the Register to identify, as applicable, the Notifying Lender’s EU Lenders and/or any revocations in respect of such Notifying Lender, and any Commitment schedule shall be deemed annotated to reflect each applicable EU Lender’s Commitment to the applicable EU Borrower. For the avoidance of doubt, no Lender is required to deliver an EU Notice or otherwise utilize the EU Lender Provisions, nor deliver an EU Notice for all EU Borrowers hereunder.

(f) Upon execution and delivery of an EU Notice: (i) each EU Lender shall be deemed a Lender and, where applicable, an Issuing Bank or Swingline Lender hereunder and under the other Loan Documents with respect to the Commitments and Loans to the applicable EU Borrower (and for avoidance of doubt the Notifying Lender in respect of such EU Lender shall not be deemed to hold any Commitments or Loans to such EU Borrower), (ii) the Notifying Lender’s other Commitments, if any, to other Borrowers shall remain in full force and effect, and (iii) each EU Lender shall be subject to, afforded and extended any and all rights, obligations and duties arising as a Lender or, where applicable Issuing Bank or Swingline Lender in respect of the Commitments or Loans to such EU Borrower hereunder and under the other Loan Documents. The rights, obligations and duties described in clause (iii) shall severally include, without limitation, (x) the obligations to make any and all Commitments or Loans to such EU Borrower, on a ratable basis as among the EU Lenders holding Commitments to such EU Borrower, and provide any other related funding services such EU Borrower requests pursuant to the terms and conditions of this Agreement required by a Lender or, where applicable, Issuing Bank or Swingline Lender in connection with such Commitment or Loans (the “EU Funding Obligations”) and (y) the obligation to comply with the terms hereof and to receive the contractual rights and ability to exercise the rights and remedies conferred hereunder (including under Sections 2.15, 2.16, 2.17, 9.03 and 9.12).

(g) By delivery of an EU Notice (i) each EU Lender shall, to the fullest extent permitted by applicable law, act through its Notifying Lender in connection with the EU Lender Provisions (other than with respect to its EU Funding Obligations), and hereby irrevocably appoints such Notifying Lender as its agent under this Agreement to administer such provisions on its behalf and (ii) the Borrowers and Administrative Agent shall treat such Notifying Lender and any corresponding EU Lender as a single Lender for all purposes hereunder (including, but not limited to, calculation of Commitments, delivery of payments and notices, Defaulting Lender determinations, and voting), except for purposes of the EU Funding Obligations, which shall not be performed by such Notifying Lender. In no event shall an EU Lender and its Notifying Lender be treated as a single Lender for purposes of such EU Lender’s EU Funding Obligations.

(h) Upon delivery to the Company and the Administrative Agent of a revocation notice signed by both a Notifying Lender and its applicable EU Lender and identifying one or more EU Borrowers for which revocation is applicable, the identified EU Lender shall cease to hold the applicable Commitments to each such identified EU Borrower, shall no longer be deemed a Lender hereunder with respect to each such identified EU Borrower or under the other Loan Documents, and shall be released from its obligations under this Agreement with respect to each such identified EU Borrower; provided that such EU Lender shall retain the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances arising prior to such release.

(i) In no event shall a Notifying Lender and its applicable EU Lenders be required to fund Loans in an aggregate amount exceeding the initial Commitment of such Notifying Lender set forth on Schedule(s) 2.01A and 2.01B, as applicable, as of the Effective Date, as adjusted from time to time pursuant to the terms of this Agreement, including (i) assignments or transfers under Section 9.04 or (ii) reductions or termination under Sections 2.09 or 2.22.

(j) The Administrative Agent shall endeavor to remit all payments from an EU Borrower for which an EU Lender has been appointed (including prepayments, premiums, interest, and penalties) directly to the applicable EU Lender. If any such funds are received by the Notifying Lender, the Notifying Lender shall promptly turn such funds over to any such applicable EU Lender; provided that delivery of such funds to the Notifying Lender in compliance with the terms hereof shall discharge the applicable EU Borrower’s obligations with respect to the relevant Loans as if paid directly to such EU Lender.

SECTION 2.03 Requests for Borrowings. Except as provided in Section 2.05 below, to request a Borrowing, the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by submitting a Borrowing Request (a)(i)(x) in the case of a Term Benchmark Borrowing denominated in Dollars and made to the Company, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in Dollars, not later than 11:00 a.m. New York City time, five Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in a Foreign Currency or made to a Foreign Subsidiary Borrower, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, and (iii) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that, notwithstanding the foregoing, with respect to the initial Borrowing to be made on the Effective Date, the applicable Borrowing Request may be submitted not later than 2:00 p.m., New York City time, one Business Day before the Effective Date; provided, further, that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by the Borrower (or the Company on behalf of the applicable Borrower); provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower;

(ii) whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(iii) the Agreed Currency and aggregate principal amount of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing and whether such Borrowing is to be a Revolving Borrowing or Term Loan Borrowing;

(vi) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be a Term Benchmark Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request a CBR Loan or an RFR Loan denominated in Dollars (it being understood and agreed that a Central Bank Rate and/or Daily Simple SOFR shall only apply to the extent provided in Sections 2.08(e), 2.14(a) and 2.14(f), as applicable).

If an EU Lender has been appointed for an EU Borrower in accordance with the EU Lender Provisions set forth in Section 2.02, any Borrowing Request from the Administrative Agent with respect to such EU

Borrower for which such EU Lender has been appointed shall be deemed made to such EU Lender. The Notifying Lender shall promptly forward each such Borrowing Request (each, an “EU Borrowing Request”) to such EU Lender, specifying the aggregate amount requested for the applicable EU Borrower’s account, and such EU Lender shall fund such amount in accordance with the terms of such EU Borrowing Request and this Agreement. For purposes of Section 2.19(b) and the definition of Defaulting Lender, a Notifying Lender and its EU Lender shall be treated as a single Lender; any replacement under Section 2.19(b) shall replace both, and a default by either shall render both Defaulting Lenders.

SECTION 2.04 [Reserved].

SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall submit a written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Notwithstanding the foregoing, upon the occurrence of (i) the Maturity Date, (ii) any Event of Default described in clause (h) or (i) of Section 7.01, (iii) the date on which the Loans are accelerated; or (iv) the date on which the Revolving Commitments shall be terminated (each, a “Swingline Participation Event”), each Lender shall be deemed to absolutely and unconditionally acquire participations in all of the Swingline Loans outstanding at such time in each case without notice or any further action from any Swingline Lender, Lender or the Administrative Agent. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon the occurrence of such Swingline Participation Event, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of all such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

(d) The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to issue, amend, extend and renew, at any time and from time to time during the Availability Period, at the request of any Borrower, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, one or more Letters of Credit denominated in Agreed Currencies for the account of such Borrower or its Subsidiaries on the terms and conditions set forth in this Section 2.06; provided, that no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than a total of 20 Letters of Credit outstanding. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by such Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person or Sanctioned Country except to the extent permitted for a Person required to comply with Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. The Existing Letters of Credit shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension subject to Section 2.11(b), (i) the Dollar Amount of the LC Exposure shall not exceed $25,000,000, (ii) the sum of (x) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit issued by any individual Issuing Bank at such time plus (y) the aggregate Dollar Amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Company at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment, (iii) no Lender’s Dollar Amount of Revolving Credit Exposure shall exceed its Revolving Commitment and (iv) the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitment. The applicable Borrower may, at any time and from time to time, reduce or increase the Letter of Credit Commitment of any Issuing Bank as provided in the definition of Letter of Credit Commitment; provided that the applicable Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is one year after the Maturity Date; provided, (x) if any Borrower requests that any Letter of Credit have an expiration date after the Maturity Date, it is understood and agreed that such Letter of Credit shall only be issued, amended, renewed or extended, as applicable, if agreed to by the Issuing Bank and the Administrative Agent in their sole discretion and (y) to the extent that any Letter of Credit shall have an expiration date after the Maturity Date, subject in all cases to the immediately preceding clause (x), no later than thirty (30) days prior to the scheduled Maturity Date, the Company shall cash collateralize such Letter of Credit with an expiration date after the Maturity Date in an amount equal to 105% of the LC Exposure of such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by any Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason, including after the Maturity Date. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 2:00 p.m., Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 12:00 p.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 2:00 p.m., Local Time, on the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, (x) if such LC Disbursement is denominated in Dollars and is not less than $1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount or (y) if such LC Disbursement is denominated in a Foreign Currency and the Dollar Amount thereof is not less than $1,000,000, the applicable Borrower may, subject to the conditions to borrowings set forth herein, request in accordance with Section 2.03 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing denominated in Dollars in an amount equal to the Dollar Amount of such Foreign Currency and, in each case, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If any Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each

Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder, or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to any Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a nonappealable judgment of a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable law or the specified terms of the Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless any Borrower shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made, any unpaid Dollar Amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, (x) with respect to any Letter of Credit denominated in a Foreign Currency, at the Overnight Rate for such Foreign Currency plus the then effective Applicable Rate with respect to Term Benchmark Loans or (y) with respect to any Letter of Credit denominated in Dollars, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of Issuing Bank.

(i) The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure in the applicable currencies as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Section 7.01(h) or (i). The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Company shall immediately deposit into the LC Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary (including any Foreign Subsidiary Borrower), or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07 Funding of Borrowings. (a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, except that, in the case of the ABR Loans for which a Borrowing Request was submitted on the date of the proposed Borrowing, such funds shall be made available by 2:00 p.m., New York City Time, and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Foreign Payment Office for such currency, in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that (i) Term Loans shall be made as provided in Section 2.01(b) and (ii) Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions in this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the relevant Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company, on behalf of the relevant Borrower, may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect

Interest Periods therefor, all as provided in this Section. The Company, on behalf of the relevant Borrower, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Company, on behalf of the relevant Borrower, shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by the relevant Borrower or the Company on its behalf; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Company, on behalf of any Borrower, to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing, or (iv) elect a Central Bank Rate or Daily Simple SOFR (it being understood and agreed that a Central Bank Rate and/or Daily Simple SOFR shall only apply to the extent provided in Sections 2.08(e), 2.14(a) and 2.14(f), as applicable).

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) whether the applicable Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), Term Benchmark Borrowing or an RFR Borrowing; and

(v) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company, on behalf of the relevant Borrower, fails to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is the same as the immediately preceding Interest Period. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in a Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing:

(i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Term Benchmark Borrowing;

(ii) unless repaid, each Term Benchmark Revolving Borrowing and RFR Borrowing, in each case, denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto in the case of any Term Benchmark Borrowing or, the Interest Payment Date applicable thereto in the case of any RFR Borrowings; and

(iii) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Foreign Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans or Term Benchmark Loans denominated in any Foreign Currency shall, at the Company’s election, either be (1) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) at the end of the Interest Period applicable thereto in the case of any Term Benchmark Borrowing or, the Interest Payment Date applicable thereto in the case of any RFR Borrowings or (2) prepaid at the end of the applicable Interest Period applicable thereto in the case of any Term Benchmark Borrowing or, the Interest Payment Date applicable thereto in the case of any RFR Borrowings, as applicable, in full; provided that if no election is made by the Company by the earlier of (A) the date that is three Business Days after receipt by the Borrower of such notice and (B) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Company shall be deemed to have elected clause (1) above.

SECTION 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date. Unless previously terminated, the Term Loan Commitments shall terminate (x) by the principal amount of any draw of Term Loans pursuant to Section 2.01(b), immediately upon such draw, and (y) in full immediately upon the earlier of (i) the date on which aggregate Term Loan draws equal $150,000,000, being the original aggregate amount of the Term Loan Commitments, (ii) the date of the third draw of the Term Loans pursuant to Section 2.01(b), and (iii) 3:00 p.m. (New York City time) on the Term Loan Availability Termination Date.

(b) The Company may at any time terminate, or from time to time reduce, any Class of Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Revolving Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraphs (a) or (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments of the applicable Class.

SECTION 2.10 Repayment and Amortization of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. On the last Business Day of each fiscal quarter of the Company, beginning with the first full fiscal quarter ending after the initial draw of Term Loans pursuant to Section 2.01(b) hereof, the Company shall repay the Term Loans in an amount equal to the following percentage for each such applicable fiscal quarter, in each case multiplied by the aggregate initial principal amount of Term Loans (as of the draw date therefor) which have been drawn as of such payment date (as adjusted from time to time pursuant to Section 2.11(a)):

Fiscal Quarters Ending	Percentage of Term Loans Per Quarter
December 31, 2026 through and including September 30, 2027	0.625%
December 31, 2027 through and including September 30, 2028	1.25%
December 31, 2028 through and including September 30, 2029	1.25%
December 31, 2029 through and including September 30, 2030	1.875%
December 31, 2030 through and including the Maturity Date	1.875%

To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Company on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form attached hereto as Exhibit H. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11 Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i)(w) in the case of prepayment of (1) a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (2) an RFR Borrowing denominated in Dollars, not later than 11:00 a.m. New York City time, five (5) Business Days before the date of prepayment, (x) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in any Foreign Currency, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, and (y) in the case of prepayment of an RFR Revolving Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five (5) RFR Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Company. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Revaluation Date with respect to each such Credit Event) exceeds the Aggregate Revolving Commitment or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Revolving Commitment, the Borrowers shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Revolving Commitment.

SECTION 2.12 Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the fifteenth (15th) Business Day following the last day of March, June, September and December of each year, and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in outstanding Letters of Credit, which shall accrue at a per annum rate equal to the Applicable Rate then in effect with respect to Term Benchmark Loans on the face amount of each such Letter of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year, shall be payable on the fifteenth (15th) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Company agrees to pay a ticking fee to the Administrative Agent for the account of each Lender with a Term Loan Commitment which shall accrue at the Applicable Rate on the daily undrawn amount of the Term Loan Commitment of such Lender during the period from and including November 25, 2026 to but excluding the date on which the Term Loan Commitments terminate. Accrued ticking fees shall be payable in arrears on the fifteenth (15th) Business Day following the last day of March, June, September and December of each year, each date on which any portion of the Term Loan Commitments are permanently reduced and on the date on which the Term Loan Commitments terminate in full, commencing on the first such date to occur after the Effective Date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, ticking fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a)The Loans comprising each ABR Borrowing (including the Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the applicable Term Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate and, if ever applicable, each CBR Loan shall bear interest at a rate per annum equal to the applicable Central Bank Rate plus the CBR Spread.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Administrative Agent or the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan, in each case as provided in the preceding paragraphs of this Section, (ii) in the case of overdue interest on any Loan, 2% plus the rate otherwise applicable to a Loan bearing such rate of interest, in each case as provided in the preceding paragraphs of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears in the same Agreed Currency as the applicable Loan, on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Daily Simple RFR with respect to Sterling or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Central Bank Rate or Adjusted Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. (a) Subject to clauses (b) (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR or Daily Simple RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower or the Company on behalf of such Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in a Foreign Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Borrower or the Company on behalf of such Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided, that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Company’s election prior to such day: (i) be prepaid by the applicable Borrower on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Company’s election, shall either (i) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (ii) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Company will be deemed to have converted any such request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan

(or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day, be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in any Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Company’s election prior to such day: (i) be prepaid by the Borrower on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Company’s election, shall either (i) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (ii) be prepaid in full immediately.

SECTION 2.15 Increased Costs. (a)If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the applicable Term Benchmark Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15(a) after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15(b) after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrower to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark

Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by any Borrower pursuant to Section 2.19, or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.

(c) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, unless otherwise required by applicable law; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of such Loan Party under the Loan Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the applicable Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable); or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(g) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Except with respect to principal of and interest on Loans denominated in a Foreign Currency, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, New York City time on the date when due or the date fixed for any prepayment hereunder and all payments with respect to principal and interest on Loans denominated in a Foreign Currency shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office or offices as described in a Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in a Foreign Currency, such Borrower shall make such payment in Dollars in the Dollar Amount of the Foreign Currency payment amount.

(b) At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder not constituting (i) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company) or (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.11), such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Obligations arising under any Swap Agreement or any Banking Services Agreement ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the applicable Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower (or the Company on behalf of a Borrower) pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable and (ii) the Administrative Agent to charge any account designated by the Company as the primary deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a)If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20 Expansion Option. The Company may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case, in minimum increments of $5,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $250,000,000. Upon the Company’s request, such increase or tranche may be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), selected by the Administrative Agent, in consultation with the Company, and willing to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or provide new Revolving Commitments, as the case may be, provided that (i) each Augmenting Lender, shall be subject to the approval of the Company, the Administrative Agent and, in the case of an increase in the Revolving Commitments, the Issuing Bank and Swingline Lender and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in the Revolving Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.12 (in the case of the Net Leverage Ratio, after giving effect to any Acquisition Holiday Election permitted hereunder and then in effect or irrevocably elected by the Company for the fiscal quarter in which such increase occurs) and (ii) the Administrative Agent shall have received documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Revolving Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Revolving Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and initial Term Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and initial Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and initial Term Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time. In connection with any increase of the Revolving Commitments or Incremental Term Loans pursuant to this Section 2.20, any Augmenting Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act and the Beneficial Ownership Regulation.

SECTION 2.21 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) and ticking fees shall cease to accrue on the unfunded Term Loan Commitment of such Defaulting Lender pursuant to Section 2.12(c);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall, within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to clauses (a) through (c) of Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.22(d), and participating interests in any newly made Swingline Loan or any such newly issued or increased Letter of

Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.23 Designation of Foreign Subsidiary Borrowers. The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement. Each Foreign Subsidiary Borrower shall remain a Foreign Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided, that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. Without limiting the foregoing, in connection with the joinder of any Foreign Subsidiary Borrower, this Agreement may be amended pursuant to an amendment or an amendment and restatement (a “Foreign Subsidiary Borrower Amendment”) executed by the Company, the applicable Foreign Subsidiary Borrower, the then existing Lenders that will have a Commitment or Loans in favor of such Foreign Subsidiary Borrower and the Administrative Agent, without the consent of any other Lenders, in order to effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and its counsel, to effect this Section 2.23 as it relates to such Foreign Subsidiary Borrower or its home jurisdiction (including, without limitation, to incorporate such Foreign Subsidiary into an existing Class of Commitment and Loans or to include a new Class of Commitments and Loans to such Foreign Subsidiary Borrower and/or to address Article 21c CRD VI, any other applicable Lender licensure requirements or withholding tax).

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01 Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted except in those instances in which the failure to maintain such authority would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization and Validity. Each Loan Party has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of each Loan Party party thereto enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

SECTION 3.03 No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or any Subsidiary or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, in the case of clauses (i) and (iii), except as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

SECTION 3.04 Financial Statements. The December 31, 2025 audited consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

SECTION 3.05 Material Adverse Change. No material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries has occurred since the date of the audited financial statements referred to in Section 3.04.

SECTION 3.06 Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Subsidiary, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or (b) to the extent failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. The United States income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2013. No tax liens have been filed and no claims are being asserted by any Governmental Authority with respect to any such taxes. To the best of the Borrowers’ knowledge and belief, the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate in all material respects.

SECTION 3.07 Litigation. Except as disclosed in the Company’s financial statements referred to in Section 3.04, there is no litigation or proceeding pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect. No material adverse change, as evidenced by the filing of a Form 8-K or as disclosed in any Form 10-K or Form 10-Q, in the litigation referred to in the Company’s financial statements referred to in Section 3.04 has occurred since the Effective Date. The Company is not, to the best of its knowledge and belief (i) in default with respect to any order, writ, injunction or decree of any court or (ii) in default in any material respect under any order, regulations (including but not limited to any environmental regulation), permit, license or demand of any Governmental Authority, the consequences of which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Subsidiaries. Schedule 3.08 hereto contains an accurate list of all of the presently existing Subsidiaries of the Company as of the Effective Date, setting forth, among other things, their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.09 ERISA. The Unfunded Liabilities of all Plans do not in the aggregate exceed $10,000,000. Each Plan complies in all material respects with all applicable requirements of law and regulations and, except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred with respect to any Plan.

SECTION 3.10 Accuracy of Information. The written information and all oral communications furnished by the Company or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents (other than projections, general market data, estimates, forward looking financial statements or budgets or information of a general economic or industry-specific nature (provided that any such projections, estimates and forward looking financial statements or budgets (collectively, the “Projection Materials”) that have been made available to the Administrative Agent or to any Lender have been prepared in good faith based upon assumptions believed by senior management of the Company to be reasonable at the time made; it being understood that such Projection Materials are not a guarantee of financial performance, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, that no assurance can be given that any particular Projection Materials will be realized, that actual results may differ and that such differences may be material) are complete and correct in all material respects and do not (and taken as a whole), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

SECTION 3.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the book value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

SECTION 3.12 Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.13 Subordinated Debt. The Obligations constitute senior indebtedness which will be entitled to the benefits of the subordination provisions of all outstanding Subordinated Debt.

SECTION 3.14 Compliance with Environmental Laws. Except as disclosed on Schedule 3.14 or in any of the Company’s Form 10-K, Form 10-Q or Form 8-K filings filed with the SEC on or before the Effective Date, the Company and its Subsidiaries comply with all applicable Federal, state and local laws, statutes, rules, regulations and ordinances relating to public health, safety or the environment including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by products or other hydrocarbons), to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gases or liquid substances, in each case the failure to comply with which would reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.14 or in any of the Company’s Form 10-K, Form 10-Q or Form 8-K filings filed with the SEC on or before the Effective Date, the Company does not know of any liability of the Company or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.) which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Compliance With Laws. Excluding environmental laws, statutes, rules, regulations and ordinances covered in Section 3.14, the Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 Ownership of Properties. The Company and its Subsidiaries will have good title to or leasehold interests in, free of all Liens other than those permitted by Section 6.08, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Company and its Subsidiaries.

SECTION 3.17 Plan Assets; Prohibited Transactions. The Company is not an entity deemed to hold Plan Assets, and assuming that no portion of any Loan is funded or held with Plan Assets, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a non-exempt prohibited transaction within the meaning of Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.

SECTION 3.18 Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.19 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, the Company and its Subsidiaries, taken as a whole, are, as of such date, Solvent.

SECTION 3.20 Anti-Corruption Laws, Export Controls and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws, Export Controls and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and, to the knowledge of the Company, its directors, agents, and employees, are in compliance with Anti-Corruption Laws, Export Controls and applicable Sanctions in all material respects and, in the case of any Foreign Subsidiary Borrower, is not engaged in any activity that would result in such Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, except to the extent that the Company or such Subsidiary is not prohibited from engaging in business dealings with such Person under the Sanctions. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.21 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.22 Outbound Investment Rules. The Company is not a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Company nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “prohibited transaction”, as such term is defined in the Outbound Investment Rules, or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) and (ii) each initial Subsidiary Guarantor, if any, a counterpart of the Subsidiary Guaranty signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page).

(b) The Administrative Agent shall have received favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day, special counsel for the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent. The Company hereby requests such counsel to deliver such opinion.

(c) All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Company and its Subsidiaries shall have been obtained and be in full force and effect.

(d) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available and (iii) satisfactory financial statement projections through and including the Company’s 2030 fiscal year on an annual basis, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(e) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E, and (ii) to the extent requested by any of the Lenders, at least five Business Days prior to the Effective Date, (A) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the Patriot Act, and (B) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (e)(ii) shall be deemed to be satisfied).

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date (or such lesser period agreed to by the Company), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(h) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Agreement has been terminated and cancelled and that any and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial Loans and other than Existing Letters of Credit being continued hereunder).

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than the representations and warranties set forth in Sections 3.05 and 3.07, which shall be true and correct only as of the Effective Date and as of the effective date of any increase in the Revolving Commitments or any tranche of Incremental Term Loan pursuant to Section 2.20) shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that any such representation and warranty relates solely to an earlier date (in which case, such representation and warranty shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03 Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary (or such other officer or representative acceptable to the Administrative Agent) of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary (or such other officer or representative acceptable to the Administrative Agent) of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent;

(e) To the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(f) If applicable in connection with such Foreign Subsidiary Borrower, the Administrative Agent (or its counsel) shall have received from each party thereto a counterpart of a Foreign Subsidiary Borrower Amendment signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01 Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent (and the Administrative Agent shall then promptly provide to the Lenders):

(a) Annual Reports and Financial Statements. As soon as reasonably possible, and in any event within 90 days after the close of each fiscal year of the Company, (1) the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in comparative form the corresponding figures as of the end of the preceding fiscal year, and (2) the consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such balance sheet and statements shall be prepared in reasonable detail and in accordance with GAAP and shall be prepared on a consolidated basis, and such balance sheets and statements shall be accompanied by an opinion of independent public accountants of recognized national standing acceptable to the Lenders, which opinion (i) shall state that such financial statements were prepared in accordance with GAAP and (ii) shall be issued without a “going concern” or like qualification, or exception and without any qualification or exception as to the scope of such audit. The Company agrees to supply the Administrative Agent promptly with a copy of any letter, certificate or other writing supplied by its independent public accountants to any other person pertaining to whether such accountants have cause to believe that there has been any default by the Company under any other agreement or evidence of Debt.

(b) Quarterly Financial Statements. As soon as reasonably possible, and in any event within 60 days after the close of each of the first three fiscal quarters of the Company, (1) the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year, and (2) the consolidated income and stockholders’ equity and cash flows statements of the Company and Subsidiaries for such quarter and for the portion of the fiscal year ended with such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, all in reasonable detail (and prepared on a consolidated basis and certified as complete and correct by a principal financial officer of the Company.

(c) Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company substantially in the form attached hereto as Exhibit J (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04, 6.06, 6.08 and 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) ERISA Matters. As the Administrative Agent may request, a statement of the Unfunded Liabilities of each Plan, certified as correct by an actuary enrolled under ERISA.

(e) ERISA Events. As soon as possible and in any event within 10 days after the Company knows that any ERISA Event has occurred with respect to any Plan, a statement, signed by a Financial Officer, describing said ERISA Event and the action which the Company proposes to take with respect thereto.

(f) Shareholder Reports. Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

(g) SEC Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any Subsidiary files with the SEC.

(h) [Reserved].

(i) Budget. As soon as available, but in any event not more than forty-five (45) days after the end of each fiscal year of the Company, a copy of a consolidated, income statement budget of the Company for each quarter of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent.

(j) Additional Information. Promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.

Consolidated financial information required to be delivered pursuant to subsections (a) and (b) above, and the shareholder reports and SEC filings required to be delivered pursuant to subsections (f) and (g) above, in respect of the Company and its consolidated Subsidiaries shall be deemed to have been delivered on the date on which such information has been posted on the Company’s website at www.stepan.com, at www.sec.gov or at another website identified in a notice and accessible by the Lenders without charge; provided that the Company shall deliver paper copies of the information referred to in subsections (a) and (b) of this Section 5.01 to any Lender which requests such delivery.

SECTION 5.02 Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Loans and LC Disbursements to refinance the Existing Credit Agreement, to finance the working capital needs, Acquisitions permitted hereby, other than Unfriendly Acquisitions, and capital expenditures and for general corporate purposes of the Borrowers and their Subsidiaries. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U). The Company will not request any Borrowing or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto or (iv) (A) to finance any activity in violation of Export Controls or where such violation is about to occur, or (B) otherwise in violation of Export Controls.

SECTION 5.03 Notice of Material Events. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default and of any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect within five (5) Business Days after the Company’s senior management shall have the knowledge that an event constituting a Default or such a development has occurred.

SECTION 5.04 Conduct of Business. The Company will, and will cause each Subsidiary to (a) carry on and conduct its business in the fields of manufacturing, developing, producing and selling products which are primarily in the chemical field and any other business reasonably related thereto and (b) to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except on those instances in which the failure to maintain all such authority does not materially adversely affect the business of the Company and its Subsidiaries taken as a whole; provided that preceding clause (a) shall not prohibit a Subsidiary of the Company from operating as a Captive Insurance Subsidiary.

SECTION 5.05 Taxes. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (a) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside or (b) to the extent failure to so pay could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies, and/or to self-insure, including through a Captive Insurance Subsidiary, insurance on all their property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any Lender upon reasonable request full information as to the insurance carried.

SECTION 5.07 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except to the extent that such laws, rules, regulations, orders, writs, judgments, decrees or awards (or the application of any thereof to the Company or a Subsidiary thereof) are being contested by the Company by appropriate proceedings or such non-compliance would not reasonably be expected to have a Material Adverse Effect, provided that neither the Company nor any Subsidiary shall be required to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted in those instances where the failure to maintain all such authority does not materially adversely affect the business or condition of the Company and its Subsidiaries taken as a whole. The Company will maintain in effect and enforce policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws, Export Controls and applicable Sanctions.

SECTION 5.08 Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except to the extent that compliance with this Section 5.08 is made impossible by fire, flood, earthquakes, storm, natural disaster, strikes, accidents, inability to secure labor or other causes beyond the control of the Company and its Subsidiaries and closures or shut downs of facilities not deemed to be necessary or required by the Company in its reasonable business judgment pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business.

SECTION 5.09 Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Administrative Agent, by its representatives and agents, upon reasonable prior notice, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers once every twelve (12) months, unless an Event of Default has occurred and is continuing, in which case such inspections may occur at such reasonable times as the Administrative Agent may designate.

SECTION 5.10 Addition of Subsidiary Guarantors. (i) As promptly as possible but in any event within thirty (30) days after any Domestic Subsidiary (other than any SPV or Captive Insurance Subsidiary) becomes a Subsidiary of the Company (or such later date as may be agreed to by the Administrative Agent) or (ii) concurrently with the designation of any Subsidiary as a guarantor under any other Debt of the Company (other than Debt owed to a wholly-owned Subsidiary), the Company shall cause each such Subsidiary to deliver to the Administrative Agent a duly executed copy of the Subsidiary Guaranty (or supplement thereto) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, and such Subsidiary Guaranty (or supplement thereto) shall be accompanied by appropriate officer’s certificates, resolutions, organizational documents and legal opinions of counsel as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel. For the avoidance of doubt, the Company in its sole discretion may cause any Subsidiary that is not a Guarantor to guarantee the Obligations by causing such Subsidiary to deliver to the Administrative Agent a duly executed copy of the Subsidiary Guaranty (or supplement thereto) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, and such Subsidiary Guaranty (or supplement thereto) shall be accompanied by appropriate officer’s certificates, resolutions, organizational documents and legal opinions of counsel as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

Notwithstanding the foregoing, none of Stepan Holdings LLC, a Delaware limited liability company, Stepan Mexico Holdings, LLC, a Delaware limited liability company, nor any other Domestic Subsidiary of the Company shall be required to be a Subsidiary Guarantor so long as (x) it has no operations other than holding the Equity Interests of Foreign Subsidiaries, no material property, assets, liabilities or financial obligations other than holding the Equity Interests or Debt of one or more Foreign Subsidiaries or as contemplated by any Restructuring Transaction Document, and (y) it has not been designated as a guarantor of any other Debt of the Company.

SECTION 5.11 Incorporation of Financial Covenants from Material Debt Agreements. For purposes hereof: (a) the interest coverage and leverage financial covenants of each Material Debt Agreement (together with related definitions and ancillary provisions) are incorporated (and upon execution of any future Material Debt Agreement, shall automatically be incorporated) by reference herein (mutatis mutandis); (B) if other lenders or creditors are parties to any Material Debt Agreement, then references therein to the lenders or creditors shall be deemed references to the Lenders hereunder; and (C) for any such financial covenant applying only when any loan, other extension of credit, obligation or commitment under the Material Debt Agreement is outstanding, that financial covenant shall be deemed to apply hereunder at any time the Company has any obligation (whether absolute or contingent) under this Agreement. Notwithstanding the foregoing, if the incorporation of any provision by reference from any Material Debt Agreement would result in the violation by the Company of the terms of that Material Debt Agreement, or be in violation of any law, rule or regulation (as interpreted by any court of competent jurisdiction), then this Agreement shall not incorporate that provision.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01 Dividends and Other Restricted Payments. The Company will not declare or pay, or set apart any funds for the payment of, any dividends (other than dividends payable in common stock of the Company) on any shares of capital stock of any class of the Company, or apply any of its funds, property or assets to, or set apart any funds, property or assets for, the purchase, redemption or other retirement of, or make any other distribution, by reduction of capital or otherwise, in respect of, any shares of capital stock of any class of the Company (collectively referred to as “Restricted Payments”), unless, (x) no Default or Event of Default exists at the time of making such Restricted Payment or would result therefrom and (y) immediately after giving effect to such action, the sum of:

(a) the amounts declared and paid or payable as, or set apart for, dividends (other than dividends paid or payable in common stock of the Company) on, or distributions (taken at cost to the Company or fair value at time of distribution, whichever is higher) in respect of, all shares of capital stock of all classes of the Company subsequent to the Effective Date, plus

(b) the excess, if any, of the amounts applied to, or set apart for, the purchase, redemption or retirement of all shares of capital stock of all classes of the Company subsequent to Effective Date, over the sum of (i) such amounts as shall have been received as the net cash proceeds of sales of shares of capital stock of all classes of the Company subsequent to Effective Date, plus (ii) the aggregate principal amount of all indebtedness of the Company and its Subsidiaries converted into or exchanged for shares of capital stock of the Company subsequent to Effective Date; for the avoidance of doubt, in no event shall the amount under this clause (b) be less than zero;

will not be in excess of (x) $100,000,000 plus (or minus in the case of a deficit) (y) 100% of the quarterly Consolidated Net Income of the Company and its Subsidiaries (commencing with the first fiscal quarter ending after June 30, 2026).

The foregoing provisions of this Section 6.01 to the contrary notwithstanding (including, for the avoidance of doubt, clause (x) above), the Company may pay any Restricted Payment within 90 days of the date of its declaration if, on the date of declaration, such Restricted Payment could properly have been paid within the limitations of this Section 6.01 (and, for the avoidance of doubt, no Default or Event of Default arising after the date of such declaration shall prevent the making of such Restricted Payment during such 90-day period). The Company will not declare any Restricted Payment payable more than 90 days after the date of declaration thereof.

SECTION 6.02 Indebtedness; Certain Limitations on Subsidiaries.

(a) Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur, issue, assume, permit to exist or become or be liable, contingently or otherwise, in respect of any Debt other than:

(i) the Obligations;

(ii) Debt existing on the date hereof and set forth on Schedule 6.02 or any renewal or replacement thereof; provided, however that any such renewal or replacement shall not increase the aggregate principal amount thereof and if the existing Debt is subordinated, such renewal or replacement shall also be subordinated on substantially similar terms;

(iii) Guaranties permitted under Section 6.07;

(iv) unsecured Current Indebtedness arising in the ordinary course of business;

(v) Debt represented by dividends declared as permitted by Section 6.01, but not yet paid;

(vi) unsecured Current Indebtedness for borrowed money;

(vii) Current Indebtedness representing amounts payable within one year in respect of any Funded Indebtedness permitted by this Section 6.02(a);

(viii) [Reserved];

(ix) additional Debt (including whether Current Indebtedness or Funded Indebtedness) so long as after giving effect to the incurrence of such Debt the Company would be in compliance with the Net Leverage Ratio (after giving effect to any Acquisition Holiday Election permitted hereunder and then in effect or irrevocably elected by the Company for the fiscal quarter in which such Debt is incurred) as of the last day of the most recently ended fiscal quarter determined on a pro forma basis reasonably acceptable to the Administrative Agent;

(x) Debt owed to the Company or a wholly-owned Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.06(e); and

(xi) Debt constituting Off-Balance Sheet Liabilities arising in connection with Permitted Supplier Financings;

provided, however, that in no event shall the aggregate outstanding Debt of all Subsidiaries that are not Guarantors exceed 10% of Consolidated Tangible Net Worth at any time.

(b) Certain Limitations on Subsidiaries. Without limiting the applicability of the other covenants herein, the Company will not cause, suffer or permit any Subsidiary to:

(i) issue or sell any shares of its capital stock or securities convertible into such capital stock except (a) issuance or sale of directors’ qualifying shares, (b) issuance or sale to the Company or to any wholly-owned Subsidiary and (c) issuance or sale of additional shares of stock of any such Subsidiary to any holders thereof entitled to receive or purchase such additional shares through the declaration of a stock dividend or through the exercise of preemptive rights; or

(ii) sell, assign, transfer or otherwise dispose of any shares of capital stock of any class of any other Subsidiary, or any other security of, or any Debt owing to it by, any other Subsidiary (except in each case to the Company or to a wholly-owned Subsidiary) unless such sale, assignment, transfer or other disposition shall meet all the conditions set forth in Section 6.10 which would be applicable to a similar disposition made by the Company; or

(iii) consolidate with or merge into any other Person or permit any other corporation to merge into it, except a merger into or consolidation with (a) the Company, (b) any wholly-owned Subsidiary or (c) any other Person if, immediately thereafter, the surviving Person shall be a Subsidiary and the Company shall be in full compliance with all the terms and provisions of this Agreement; provided, that a Subsidiary may only consolidate with or merge into (x) the Company in a transaction in which the surviving entity is the Company or (y) a Loan Party (other than the Company) in a transaction in which the surviving entity is a Loan Party; or

(iv) sell, lease, transfer or otherwise dispose of all or any substantial part of its property and assets except (a) to the Company or any wholly-owned Subsidiary or (b) in the case of a sale to any other Person, in compliance with all applicable requirements of Section 6.11 and Section 6.04; or

(v) make any Investments or commitments to make Investments except as expressly permitted by Section 6.06.

Any Person which becomes a Subsidiary after the Effective Date shall for all purposes of this Section 6.02 be deemed to have created, assumed or incurred, at the time it becomes a Subsidiary, all Debt of such Person existing immediately after it becomes a Subsidiary.

SECTION 6.03 Mergers and Consolidations. The Company will not consolidate with or merge into any other Person, or permit any other Person to merge into the Company, unless (a) the surviving or continuing Person shall be the Company, (b) no Default shall exist at the time of, or result from, such merger or consolidation, and (c) after giving effect to such consolidation or merger the Company would be in compliance with the Net Leverage Ratio (after giving effect to any Acquisition Holiday Election permitted hereunder and then in effect or irrevocably elected by the Company for the fiscal quarter in which such consolidation or merger occurs) as of the last day of the most recently ended fiscal quarter determined on a pro forma basis reasonably acceptable to the Administrative Agent.

SECTION 6.04 Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of all, or a substantial portion of, its property, assets or business to any other Person (whether effected pursuant to a division or otherwise) except for:

(a) sales of inventory in the ordinary course of business;

(b) in addition to the transactions permitted by Sections 6.04(a), (c) and (d), the Company and its Subsidiaries may sell, lease and otherwise dispose of property, assets and businesses; provided that, after giving effect to any such sale, lease or other disposition, the aggregate fair market value of all property, assets and businesses sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in transactions permitted by Sections 6.04(a), (c) and (d)) during any one fiscal year of the Company shall not exceed 10% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal year of the Company, unless the Company received the prior consent of the Required Lenders. Notwithstanding the above referenced annual limitation on the fair market value of all assets sold, leased or disposed of, the aggregate amount of all assets, sold leased or otherwise disposed of pursuant to this Section 6.04 after the Effective Date shall not exceed $300,000,000 on a cumulative basis, unless the Company receives the prior consent of the Required Lenders;

(c) sales of assets among wholly-owned Subsidiaries so long as such sale is upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction; and

(d) Permitted Supplier Financings.

SECTION 6.05 Sale and Leaseback. The Company will not, nor will it permit any Subsidiary to enter into any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary shall sell or transfer any manufacturing plant or equipment owned or acquired by the Company or any Subsidiary and then or thereafter rent or lease, as lessee, such property or any part thereof, or other property which the Company or any Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless (a) the lease covering such property shall be for a term of not less than three years and (b) the Company could then incur Funded Indebtedness pursuant to Section 6.02(a)(viii) in an amount not less than the capitalized value of the rentals payable by the Company or any Subsidiary, as the case may be, under such lease determined in accordance with GAAP.

SECTION 6.06 Investments. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a) Permitted Investments;

(b) Investments existing on the date hereof to the extent not otherwise permitted under another clause of this Section 6.06, as set forth on Schedule 6.06;

(c) demand deposit accounts maintained in the ordinary course of business;

(d) loans or advances made by the Company or any Subsidiary to its employees consistent with past practices (including loans to employees for relocation and housing purchases, travel and entertainment expenses and similar purposes) up to a maximum of $5,000,000 in the aggregate at any one time outstanding;

(e) Investments made by (i) a Subsidiary in the Company or another Subsidiary and (ii) the Company in a Subsidiary; provided if at the time of making any such Investment the Net Leverage Ratio exceeded 2.50 to 1.00 as of the last day of the most recently completed fiscal quarter for the four fiscal quarter period then ended, such Investment, together with other Investments made after the Effective Date by the Company or any Subsidiary that is a Subsidiary Guarantor in, and Guaranties of dividends, Debt or other obligations of, Subsidiaries that are not Guarantors (all such Investments to be taken at the cost thereof at the time of making such Investment without allowance for any subsequent write offs or appreciation or depreciation thereof, but less any amount repaid or recovered on account of capital or principal), shall not on the date of the making of such Investment or Guaranty (on a pro forma basis reasonably acceptable to the Administrative Agent and after giving effect to such Investment or Guaranty) exceed 20% of Consolidated Tangible Assets as of the last day of such four fiscal quarter period;

(f) additional Investments and Acquisitions made by the Company or a Subsidiary; provided, however, that notwithstanding any of the foregoing, the Company will not, nor will it permit any Subsidiary to make any Investment pursuant to this clause (f), or any commitment to any Investment pursuant to this clause (f), if immediately after giving effect to any such proposed Investment, whether made before or after the Effective Date, the aggregate amount of all of the Investments made by the Company or a Subsidiary pursuant to this clause (f) after the Effective Date (all such Investments to be taken at the cost thereof at the time of making such Investment without allowance for any subsequent write offs or appreciation or depreciation thereof, but less any amount repaid or recovered on account of capital or principal), shall exceed 30% of the Consolidated Tangible Net Worth plus long-term deferred tax liabilities of the Company and its Subsidiaries calculated as of the last day of the most recently completed fiscal quarter on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such Investment; provided, further, that an Acquisition shall be permitted hereunder solely to the extent that (i) such Acquisition is not an Unfriendly Acquisition, (ii) no Event of Default has occurred and is continuing or would arise after giving effect (including on a pro forma basis) thereto and (iii) if the aggregate consideration paid in respect of such acquisition exceeds $200,000,000, then the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to the effect that the Company and its Subsidiaries are in compliance, on a pro forma basis, with the covenants contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness with its terms) had occurred on the first day of each relevant period for testing such compliance;

(g) Investments made in connection with a Restructuring by (i) a Subsidiary in the Company or another Subsidiary and (ii) the Company in a Subsidiary; provided that such Investment, together with other Investments made after the Effective Date by the Company or any Subsidiary that is a Subsidiary Guarantor in, and Guaranties of dividends, Debt or other obligations of, Subsidiaries that are not Guarantors (all such Investments to be taken at the cost thereof at the time of making such Investment without allowance for any subsequent write offs or appreciation or depreciation thereof, but less any amount repaid or recovered on account of capital or principal), shall not on the date of the making of such Investment or Guaranty (on a pro forma basis reasonably acceptable to the Administrative Agent and after giving effect to such Investment or Guaranty) exceed 10% of Consolidated Tangible Assets as of the last day of such four fiscal quarter period; and

(h) Investments made by the Company or its Subsidiaries in a Captive Insurance Subsidiary to the extent necessary to maintain the capitalization of such Captive Insurance Subsidiary at the level established for such Captive Insurance Subsidiary at its formation or otherwise satisfy capital maintenance requirements under applicable insurance law.

SECTION 6.07 Guaranties. The Company will not, nor will it permit any Subsidiary to, guarantee any dividend, or guarantee any obligation or Debt of, or enter into or remain liable upon any Guaranty of any other Person, other than (i) Guaranties of an obligation or Debt of the Company or a Subsidiary which the Company or such Subsidiary shall be authorized to incur pursuant to the provisions of this Agreement (exclusive of Guaranties described in clause (iii) of this Section 6.07) and Guaranties of obligations or Debt secured by mortgages or Liens permitted under clauses (b), (c) and (d) of Section 6.08, (ii) Guaranties incurred in the ordinary course of business of the Company or of a Subsidiary, (iii) Guaranties by the Company of Debt to the extent such Guaranty would be permitted to be incurred under Section 6.02(a)(viii) and (iv) Guaranties evidenced by the Subsidiary Guaranty; provided that (x) Guaranties by the Company or any Subsidiary of obligations of Subsidiaries that are not Guarantors shall be permitted under this Section 6.07 solely to the extent otherwise permitted under Section 6.06, and (y) the Company shall not at any time permit any Subsidiary to guarantee any other Debt of the Company unless and until such Subsidiary has become a Subsidiary Guarantor in accordance with the terms of Section 5.10 hereof.

SECTION 6.08 Liens. The Company will not, and will not permit any Subsidiary to, create or incur or suffer to be created or incurred or to exist any mortgage, Lien, security interest, charge or encumbrance of any kind on, or pledge of, any property or assets of any kind, real or personal, tangible or intangible, of the Company or any such Subsidiary, whether owned before or after the Effective Date, or acquire or agree to acquire any property or assets of any kind under a conditional sale agreement or other title retention agreement or file or permit the filing of any financing statement under the Uniform Commercial Code in effect in the relevant jurisdiction or other similar notice under any other similar statute;

provided, however, that the provisions of this Section 6.08 shall not prevent or restrict the creation, incurring or existence of any of the following:

(a) any mortgage, lien, security interest, charge or encumbrance on, or pledge of, any property or assets of any Subsidiary to secure Debt owing by it to the Company or a wholly-owned Subsidiary;

(b) purchase money mortgages or other liens on real property (including leaseholds) and fixtures thereon, acquired by the Company or any Subsidiary, to secure the purchase price of such property (or to secure Debt incurred solely for the purpose of financing the acquisition of any such property to be subject to such mortgage or other lien), or mortgages or other liens existing on any such property at the time of acquisition of such property by the Company or by a Subsidiary, whether or not assumed, or any mortgage or Lien on real property of Subsidiary, provided that at the time of the acquisition of the property by the Company or a Subsidiary, or at the time of the acquisition of the Subsidiary by the Company, as the case may be, (i) the principal amount of the Debt secured by each such mortgage or Lien, plus the principal amount of all other indebtedness secured by mortgages or Liens on the same property, shall not exceed 75% of the fair value thereof (without deduction of the Debt secured by mortgages or Liens on such property) at the time of the acquisition thereof by the Company or Subsidiary, whichever is the lesser, (ii) every mortgage or Lien shall apply only to the property originally subject thereto and fixed improvements constructed thereon;

(c) refundings or extensions of the mortgages or Liens permitted in the foregoing subsection 6.08(b) and subsection 6.08(l) for amounts not exceeding the principal amounts of the indebtedness secured by such Liens so refunded or extended at the time of the refunding or extension thereof, and applying only to the same property theretofore subject to the same and fixed improvements constructed thereon;

(d) the owning or acquiring or agreeing to acquire machinery or equipment useful for the business of the Company or any Subsidiary subject to or upon chattel mortgages or conditional sale agreements or other title retention agreements;

(e) deposits, liens or pledges to enable the Company or any Subsidiary to exercise any privilege or license, or to secure payments of workmen’s compensation, unemployment insurance, old age pensions or other social security, or to secure the performance of bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Subsidiary is a party, or to secure public or statutory obligations of the Company or any Subsidiary, or to secure surety, stay or appeal bonds to which the Company or any Subsidiary is a party, but, as to all of the foregoing, only if the same shall arise and continue in the ordinary course of business; or other similar deposits or pledges made and continued in the ordinary course of business;

(f) mechanic’s, workmen’s, repairmen’s or carriers’ Liens, but only if arising, and only so long as continuing, in the ordinary course of business; or other similar Liens arising and continuing in the ordinary course of business; or deposits or pledges in the ordinary course of business to obtain the release of any such Liens;

(g) Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review; or liens incurred by the Company or any such Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Company or such Subsidiary is a party;

(h) Liens for taxes not yet subject to penalties for nonpayment or contested in good faith where adequate reserves have been set aside, or minor survey exceptions, or minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, reservations, rights and restrictions do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company or of such Subsidiary owning the same;

(i) Liens in favor of the United States of America or any department or agency thereof or in favor of a prime contractor under a United States Government contract, and resulting from the acceptance of progress or partial payments under United States Government contracts or subcontracts thereunder;

(j) inchoate liens arising under ERISA to secure contingent liabilities;

(k) any arrangement permitted by Section 6.05;

(l) existing Liens identified on Schedule 6.02 securing Debt set forth on such Schedule;

(m) other Liens securing Debt in an amount not to exceed $5,000,000 at any time; and

(n) Liens (if any) arising in connection with Permitted Supplier Financings and financing statements filed under the Uniform Commercial Code evidencing sales of accounts receivable made pursuant to Permitted Supplier Financings;

provided, however, that the aggregate unpaid principal amount of all Debt of the Company or any Subsidiary secured pursuant to the provisions of Sections 6.08(b), (c) and (d) shall not at any time exceed 15% of Consolidated Tangible Net Worth; provided, further, that no Property of the Borrower or any Guarantor shall be pledged to secure any obligations of any Subsidiary that is not a Guarantor (other than in connection with any Restructuring otherwise permitted hereby).

SECTION 6.09 Purchase of Stocks. The Company will not, nor will it permit any Subsidiary to extend credit to others for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U) or use any of the proceeds of the loans made under this Agreement (a) to purchase or carry any “margin stock” if, after giving effect to such purchase, more than 25% of the book value of the consolidated assets of the Company and its Subsidiaries subject to Section 6.04, Section 6.08 and Section 6.10 consist of “margin stock” or (b) to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

SECTION 6.10 Limitations on Dispositions of Stock or Indebtedness of Subsidiaries. The Company will not sell, assign, transfer or otherwise dispose of (except to a wholly-owned Subsidiary) any shares of capital stock of any class of any Subsidiary, or any other security of, or any Debt owing to it by, any such Subsidiary, unless (i) all of the capital stock and other securities and the entire Debt of such Subsidiary at the time owned by the Company and by all its other Subsidiaries shall be sold, assigned, transferred or otherwise disposed of, at the same time, for cash, (ii) such Subsidiary shall not, at the time of such sale, assignment, transfer or other disposition, own either (a) any shares of capital stock of any class or any other security or any Debt of any other Subsidiary of the Company which is not being simultaneously disposed of as permitted by this Section 6.10 or (b) any Debt of the Company, and (iii) such sale, assignment or transfer is not prohibited by Section 6.03 or Section 6.04 hereof.

SECTION 6.11 Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate other than (a) transactions solely among the Company and its wholly-owned Subsidiaries otherwise permitted by this Agreement or (b) upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.

SECTION 6.12 Financial Covenants.

(a) Maximum Net Leverage Ratio. The Company will not permit the ratio (the “Net Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2026, of (i) Consolidated Indebtedness minus Qualified Cash, in each case as of the last day of the applicable fiscal quarter (it being understood that such difference shall not be less than zero) to (ii) Consolidated EBITDA for the period of four (4) fiscal quarters then ended, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than, 3.50 to 1.00; provided, that the Company may, not more than two (2) times during the term of this Agreement (so long as a period of two (2) consecutive fiscal quarters shall have passed since the last day of any prior applicable increase to the maximum Net Leverage Ratio pursuant to an Acquisition Holiday Election hereunder), elect (an “Acquisition Holiday Election”) to increase the maximum Net Leverage Ratio permitted under this Section 6.12(a)(i) to 4.00 to 1.00 for a period of four (4) consecutive fiscal quarters in connection with, and commencing with the first fiscal quarter ending after, an Acquisition (the “Acquisition Holiday Election Quarter”) if the aggregate consideration paid or to be paid in respect of such Acquisition equals or exceeds $75,000,000 (it being understood that the Net Leverage Ratio shall return to less than or equal to 3.50 to 1.00 no later than the fifth fiscal quarter following the Acquisition Holiday Election Quarter).

(b) Minimum Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after September 30, 2026, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters then ended, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.50 to 1.00 (or, following satisfaction of clauses (b) and (c) of the Note Purchase Amendment Condition, 3.00 to 1.00).

SECTION 6.13 Scope of Business. The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, including, for the avoidance of doubt, the insurance business conducted by a Captive Insurance Subsidiary.

SECTION 6.14 Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.15 Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof in any Note Purchase Agreement or identified on Schedule 6.15 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to any Restructuring Transaction Documents in connection with a Restructuring permitted hereby so long as such restrictions are necessary (as determined by the Company in good faith in consultation with its legal and/or tax advisors) in order to effect the related Restructuring, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.16 Anti-Corruption Laws and Sanctions. The Company will not request any Borrowing or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit or lend, contribute or otherwise make available such proceeds, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any Person.

SECTION 6.17 Changes in Fiscal Year. The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.18 Outbound Investment Rules. The Company will not (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “prohibited transaction”, as each such term is defined in the Outbound Investment Rules, or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. The following events shall each constitute an “Event of Default” hereunder:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and in the Agreed Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and in the Agreed Currency required hereunder, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) when made or deemed made;

(d) (i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03, 5.04 (with respect to the Company’s existence), 5.09, 5.10 or 5.11 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or a final order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed on appeal or shall not otherwise be appropriately contested in good faith;

(l) any ERISA Event shall occur that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) other than at the request of an Affiliate of the Company party thereto (as permitted thereunder), an event shall occur which (i) permits the investors in respect of Off-Balance Sheet Liabilities of the Company or any of its Subsidiaries in an amount, individually or in the aggregate, in excess of $20,000,000, to require amortization or liquidation of such Off-Balance Sheet Liabilities and (x) such event is not remedied within ten (10) days after the occurrence thereof or (y) such investors shall require amortization or liquidation of such Off-Balance Sheet Liabilities as a result of such event, or (ii) results in the termination or reinvestment of collections or proceeds of accounts or note receivables, as applicable, under the documents and other agreements evidencing such Off-Balance Sheet Liabilities; or

(o) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

SECTION 7.02 Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to any Borrower described in Sections 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:

(a) terminate the Commitments (including the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and

(d) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law.

If an Event of Default described in Sections 7.01(h) or (i) occurs with respect to any Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents (including any break funding payment), shall automatically become due and payable, and the obligation of the Borrowers to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 7.03 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Company or the Required Lenders:

(a) all payments received on account of the Obligations shall, subject to Section 2.22, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(d) payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Obligations arising under any Swap Agreement or any Banking Services Agreement and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or 2.22, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.22, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.03;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law; and

(b) if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Authorization and Action. (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution, delivery and performance of this Agreement and the other Loan Documents, and to exercise such rights, powers and remedies as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.

(b) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers (and shall be fully protected in so acting or refraining from acting), except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided pursuant to the terms of the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any of its Subsidiaries or any Affiliate of the foregoing that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(e) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(f) None of any Syndication Agent, any Co-Documentation Agent or any arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(g) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

SECTION 8.02 Administrative Agent’s Reliance, Limitation on Liability, Etc.

(a) The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.03 unless and until written notice thereof stating that it is a “notice under Section 5.03” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Company, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters being described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or calculation of any Dollar equivalent.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, and (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit.

SECTION 8.03 Posting of Communications.

(a) The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05 Successor Administrative Agent.

(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.06 Acknowledgment of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that the Loan Documents set forth the terms of a commercial lending facility, in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing such as a claim under the federal or state securities law). Each Lender and each Issuing Bank further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Lender, Issuing Bank and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or an Issuing Bank, and to make, acquire or hold Loans hereunder, and it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment hereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) None of the Lenders, if any, identified in this Agreement as a Syndication Agent or a Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their capacities as Syndication Agent or Co-Documentation Agent as it makes with respect to the Administrative Agent in the preceding paragraph.

(c) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(d) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(e) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(e) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Company and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(e) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(f) The Lenders and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

SECTION 8.07 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, or any arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent, and each arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.08 Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN

CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d) Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at 1101 Skokie Boulevard, Northbrook, Illinois 60062, Attention of Vice President and Chief Financial Officer (Telecopy No. (847) 446-2843);

(ii) if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A, Attention: Loan and Agency Group, 500 Stanton Christiana Rd, NCC2, 2nd Floor, Newark, DE 19713, United States;

(iv) if to an Issuing Bank, to it at the address separately provided to the Borrower;

(v) if to a Swingline Lender, to it at the address separately provided to the Borrower; and

(vi) if to any other Lender (including any other Issuing Bank or Swingline Lender), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website, shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments. (a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment or Section 2.23 with respect to a Foreign Subsidiary Borrower Amendment, and subject to Section 2.14(b) and (c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required

Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not by itself constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09(c) or 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.22(b) or 7.03 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment or by Section 2.23 to be parties to a Foreign Subsidiary Borrower Amendment, Incremental Term Loans or any Class of Loans or Commitments added in connection with the addition of a Foreign Subsidiary Borrower may be included in the determination of Required Lenders on substantially the same basis as the Commitments and existing Loans are included on the Effective Date), (vii) release the Company from its obligations under Article X or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (viii) without the prior written consent of each Lender directly and adversely affected thereby, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Company and any Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment or any Class of Loans or Commitments pursuant to a Foreign Subsidiary Borrower Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the initial Term Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary any fee letter executed and delivered in connection herewith may be amended solely with the consent of the parties thereto.

(f) Notwithstanding anything to the contrary herein the Administrative Agent, this Agreement may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of only one primary counsel for the Administrative Agent and one local counsel for the Administrative Agent in each specialty and relevant jurisdiction, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives, any claim against the Administrative Agent, any arranger, any Syndication Agent, any Co-Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any

Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, in each case, except to the extent that such Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct, bad faith or gross negligence of such Lender-Related Person; provided that, nothing in this Section 9.03(b) shall relieve the Company or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented out-of-pocket expenses, including the fees, charges and disbursements of only one primary counsel for any Indemnitee and one local counsel for any Indemnity in each specialty and relevant jurisdiction, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, equity holders or Affiliates, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee, (ii) a material breach in bad faith by such Indemnitee of its express obligations under this Agreement pursuant to a claim initiated by the Company or (iii) any dispute solely among Indemnitees that does not arise out of any act or omission by the Company or any of its Affiliates (other than any claims against the Administrative Agent or any arranger). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Company under this Section to such Indemnitee for any such losses, claims, damages, liabilities and expenses to the extent a court of competent jurisdiction has determined in a final and nonappealable judgment that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(d) Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04 Successors and Assigns. (a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent (provided that no consent of the Administrative Agent shall be required for an assignment of Term Loans or Term Loan Commitments to a Lender, an Affiliate of a Lender or an Approved Fund); and

(C) the Issuing Bank (provided that (1) no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) such Issuing Bank has no outstanding Letters of Credit at that time and (2) no consent of an Issuing Bank shall be required for an assignment of Term Loans or Term Loan Commitments); and

(D) the Swingline Lender (provided that (1) no consent of the Swingline Lender shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) the Swingline Lender has no outstanding Swingline Loans at that time and (2) no consent of the Swingline Lender shall be required for an assignment of Term Loans or Term Loan Commitments).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of Revolving Loans and $500,000 in the case of Term Loans unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a)This Agreement shall be construed in accordance with and governed by the law of the State of New York (including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law, but otherwise without regard to conflicts of laws principles thereof).

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT,

IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers or their Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers, confidential information obtained from other companies.

SECTION 9.15 No Advisory or Fiduciary Responsibility. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrowers with respect thereto.

SECTION 9.16 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.17 Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

Cross-Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the last sentence of this Article X, each Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations. Each Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation. Each of the Borrowers hereby irrevocably and unconditionally agrees, jointly and severally with the other Borrowers, that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent, the Issuing Bank and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any other Borrower or any of its Affiliates not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Borrower under this Article X on the date when it would have been due (but so that the amount payable by each Borrower under this indemnity will not exceed the amount which it would have had to pay under this Article X if the amount claimed had been recoverable on the basis of a guarantee).

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, the Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a holder of the Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of the Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Foreign Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Foreign Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment in cash of the Obligations.

Each Borrower hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article X or the Subsidiary Guaranty, as applicable, in respect of Specified Swap Obligations (provided, however, that each Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Notwithstanding anything contained in this Article X to the contrary, no Foreign Subsidiary Borrower shall be liable hereunder for any of the Loans made to, or any other Obligation incurred solely by or on behalf of, the Company or any Subsidiary Guarantor which is a Domestic Subsidiary to the extent that such liability would cause such Foreign Subsidiary’s current or accumulated and undistributed earnings and profits being to be deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation would cause materially adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STEPAN COMPANY, as a Borrower

By:	/s/ Ruben Velasquez
Name:	Ruben Velasquez
Title:	Senior Vice President and Chief Financial Officer

Signature Page to

Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Nikhil Tanawade
Name:	Nikhil Tanawade
Title:	Vice President

Signature Page to

Credit Agreement

BANK OF AMERICA, N.A., as an Issuing Bank and as a Lender

By:	/s/ A. Quinn Richardson
Name:	A. Quinn Richardson
Title:	Senior Vice President

Signature Page to

Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Steve Buehler
Name:	Steve Buehler
Title:	Authorized Signer

Signature Page to

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert G. Stevens
Name:	Robert G. Stevens
Title:	Vice President

Signature Page to

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric M. Lough
Name:	Eric M. Lough
Title:	Vice President

Signature Page to

Credit Agreement

CREDIT INDUSTRIEL ET COMMERCIAL, New York Branch, as a Lender

By:	/s/ Nicolas Regent
Name:	Nicolas Regent
Title:	Vice President

By:	/s/ Joye Dawkins
Name:	Joye Dawkins
Title:	Vice President

Signature Page to

Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Misch
Name:	Mark Misch
Title:	Vice President

Signature Page to

Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ Delphine Gaudiot
Name:	Delphine Gaudiot
Title:	Managing Director

By:	/s/ Victor Padilla
Name:	Victor Padilla
Title:	Director

Signature Page to

Credit Agreement

SCHEDULE 1.01

SPECIFIED ACCOUNT DEBTORS

Colgate-Palmolive Company

Henkel AG&Co. KGaA

The Proctor &Gamble Company

Reckitt Benckiser Group plc

Unilever N.V.

Unilever PLC

The Clorox Company

FMC Corporation

Corteva, Inc

The Coca-Cola Company

SCHEDULE 2.01A

COMMITMENTS

LENDER	REVOLVING LOAN COMMITMENT	TERM LOAN COMMITMENT
JPMORGAN CHASE BANK, N.A.	$70,000,000	$30,000,000
BANK OF AMERICA, N.A.	$70,000,000	$30,000,000
CITIBANK, N.A.	$49,000,000	$21,000,000
PNC BANK, NATIONAL ASSOCIATION	$49,000,000	$21,000,000
U.S. BANK NATIONAL ASSOCIATION	$49,000,000	$21,000,000
CREDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH	$31,500,000	$13,500,000
HSBC BANK USA, NATIONAL ASSOCIATION	$17,500,000	$7,500,000
BNP PARIBAS	$14,000,000	$6,000,000
AGGREGATE COMMITMENT(S)	$350,000,000	$150,000,000

SCHEDULE 2.01B

LETTER OF CREDIT COMMITMENTS

ISSUING BANK	LETTER OF CREDIT COMMITMENT
JPMORGAN CHASE BANK, N.A.	$12,500,000
BANK OF AMERICA, N.A.	$12,500,000

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

ALIAS	PRICING OPTION	STATUS	FACILITY/BORROWER	CURRENT AMOUNT	CCY	EFFECTIVE DATE	ACTUAL EXPIRY	BENEFICIARY NAME	ISSUING BANK
CPCS-630667	Standby Letter of Credit	Active	REVOLVER (202035810) / STEPAN CO	1,275,000.00	USD	24-Jun-22	30-Nov-26	[***]	JPM
CPCS-823841	Standby Letter of Credit	Active	REVOLVER (202035810) / STEPAN CO	75,000.00	USD	24-Jun-22	1-May-27	[***]	JPM
NUSCGI033703	Commercial Letter of Credit	Active	REVOLVER (202035810) / STEPAN CO	181,105.67	USD	3-Jun-26	30-Oct-26	[***]	JPM
NUSCGI033704	Commercial Letter of Credit	Active	REVOLVER (202035810) / STEPAN CO	181,105.67	USD	3-Jun-26	30-Oct-26	[***]	JPM
NUSCGI033705	Commercial Letter of Credit	Active	REVOLVER (202035810) / STEPAN CO	120,240.42	USD	3-Jun-26	30-Nov-26	[***]	JPM
NUSCGS024808	Standby Letter of Credit	Active	REVOLVER (202035810) / STEPAN CO	252,400.00	USD	24-Jun-22	17-Oct-27	[***]	JPM
NUSCGS031677	Standby Letter of Credit	Active	REVOLVER (202035810) / STEPAN CO	2,500,000.00	USD	24-Jun-22	31-May-27	[***]	JPM

SCHEDULE 3.08

SUBSIDIARIES

SUBSIDIARY	JURISDICTION OF ORGANIZATION	PARENT	PERCENT OWNERSHIP

North Pier Insurance Company	United States	Stepan Company	100

Stepan Asia Pte. Ltd.	Singapore	Stepan Canada Sales Inc.	100

Stepan Canada Sales Inc.	Canada	Stepan Holdings, LLC	100

Stepan CDMX, S. de R.L. de C.V.	Mexico	Stepan Mexico Holdings, LLC Stepan Company	99.97 0.03

Stepan Chemical (Nanjing) Co., Ltd.	China	Stepan Holdings Asia Pte. Ltd.	100

Stepan Chemical (Shanghai) Co., Ltd.	China	Stepan Asia Pte. Ltd.	100

Stepan Colombia S.A.S.	Colombia	Stepan Canada Sales Inc. Stepan Company	5.5 94.5

Stepan Deutschland GmbH	Germany	Stepan Europe S.A.S. Stepan Company	94 6

Stepan Europe S.A.S.	France	Stepan Canada Sales Inc.	100

Stepan Holdings Asia Pte. Ltd.	Singapore	Stepan Company	100

Stepan Holdings, LLC	United States	Stepan Company	100

Stepan Holdings Netherlands B.V.	Netherlands	Stepan Company	100

Stepan (India) Private Limited	India	Stepan Company Stepan Asia Pte. Ltd.	99 1

Stepan Mexico Holdings, LLC	United States	Stepan Company	100

Stepan Mexico, S.A. de C.V.	Mexico	Stepan Company	100

Stepan (Nanjing) Chemical R&D Co., Ltd.	China	Stepan Holdings Asia Pte. Ltd.	100

Stepan Netherlands B.V.	Netherlands	Stepan Holdings Netherlands B.V.	100

Stepan Philippines, Inc.	Philippines	Stepan Company	100

Stepan Philippines Quaternaries, Inc.	Philippines	Stepan Philippines, Inc.	100

Stepan Polska Sp. z o.o.	Poland	Stepan Europe S.A.S.	100

Stepan Química Argentina S.R.L.	Argentina	Stepan Company Stepan Mexico Holdings, LLC	95 5

Stepan Química Ltda.	Brazil	Stepan Canada Sales Inc. Stepan Holdings Asia Pte. Ltd.	84.82 15.18

Stepan Poland Sp. z o.o.	Poland	Stepan Europe S.A.S.	100

Stepan Specialty Products B.V.	Netherlands	Stepan Specialty Products, LLC	100

Stepan Specialty Products, LLC*	United States	Stepan Company	100

Stepan Surfactants Holdings, LLC*	United States	Stepan Company	100

Stepan UK Limited	United Kingdom	Stepan Europe S.A.S.	100

*	Subsidiary Guarantor as of the Effective Date.

SCHEDULE 3.14

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.02

EXISTING DEBT

Indebtedness of the Company and its Subsidiaries on June 30, 2026

•	Indebtedness outstanding under the 3.95% Notes due 2027 in the outstanding principal amount of $28,538,000

•	Indebtedness outstanding under the 2.30% Notes due 2028 in the outstanding principal amount of $19,956,000

•	Indebtedness outstanding under the 2.37% Notes due 2028 in the outstanding principal amount of $29,951,000

•	Indebtedness outstanding under the 2.73% Notes due 2031 in the outstanding principal amount of $85,670,000

•	Indebtedness outstanding under the 2.83% Notes due 2032 in the outstanding principal amount of $64,239,000

•	Indebtedness outstanding under the 6.17% Notes due 2033 in the outstanding principal amount of $75,000,000

SCHEDULE 6.06

EXISTING INVESTMENTS

None.

SCHEDULE 6.15

RESTRICTIVE AGREEMENTS

None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Company:	Stepan Company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of September 25, 2026 among Stepan Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

[1]	Select as applicable.

Exhibit A-1

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent [and Issuing Bank]

By:
Title:

[Consented to:][4]

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Loan Commitment”, etc.).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be added only if the consent of the Company and/or other parties (e.g. Swingline Lenders, Issuing Banks) is required by the terms of the Credit Agreement.

Exhibit A-2

[NAME OF RELEVANT PARTY]

By:
Title:

Exhibit A-3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor

Exhibit A-4

by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A-5

EXHIBIT B

[Intentionally Omitted]

Exhibit B-1

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of September 25, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stepan Company (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Revolving Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or to participate in such a tranche;

WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the Aggregate Revolving Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $[__________], thereby making the aggregate amount of its total Revolving Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].

2. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

Exhibit C-1

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

STEPAN COMPANY

By:
Name:
Title:

Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of September 25, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stepan Company (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].

2. The undersigned Augmenting Lender (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and by the Credit Agreement and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) if it is a Foreign Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

Exhibit D-1

[___________]

4. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

Exhibit D-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

STEPAN COMPANY

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

Exhibit D-3

EXHIBIT E

LIST OF CLOSING DOCUMENTS

STEPAN COMPANY

REVOLVING CREDIT FACILITY

September 25, 2026

LIST OF CLOSING DOCUMENTS1

A. LOAN DOCUMENTS

1.

Credit Agreement (the “Credit Agreement”) by and among Stepan Company, a Delaware corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”).

SCHEDULES

Schedule 1.01	—	Specified Account Debtors
Schedule 2.01A	—	Commitments
Schedule 2.01B	—	Letter of Credit Commitments
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.08	—	Subsidiaries
Schedule 3.14	—	Environmental Matters
Schedule 6.02	—	Existing Debt
Schedule 6.06	—	Existing Investments
Schedule 6.15	—	Restrictive Agreements

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Intentionally Omitted
Exhibit C	—	Form of Increasing Lender Supplement
Exhibit D	—	Form of Augmenting Lender Supplement
Exhibit E	—	List of Closing Documents
Exhibit F	—	Form of Subsidiary Guaranty
Exhibit G-1	—	Intentionally Omitted
Exhibit G-2	—	Intentionally Omitted
Exhibit H	—	Form of Note
Exhibit I-1	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit I-2	—	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

[1]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel.

Exhibit E-1

Exhibit I-3	—	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit I-4	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit J	—	Form of Compliance Certificate
Exhibit K-1	—	Form of Borrowing Subsidiary Agreement
Exhibit K-2	—	Form of Borrowing Subsidiary Termination

2.	Notes executed by the Company in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

3.	Guaranty executed by the initial Subsidiary Guarantors (collectively with the Company, the “Loan Parties”) in favor of the Administrative Agent.

B. CORPORATE DOCUMENTS

4.

Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Company) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement, and (v) Good Standing Certificates for each Loan Party from the Secretary of State of the jurisdiction of its organization and such other jurisdictions as the Administrative Agent shall reasonably request.

C. OPINIONS

5.	Opinion of Jones Day, special counsel to the Company.

D. MISCELLANEOUS

6.

Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying the following: (i) all of the representations and warranties of the Company set forth in the Credit Agreement are true and correct, and (ii) no Default or Event of Default has occurred and is then continuing.

7.	Termination Letter for Existing Credit Agreement.

Exhibit E-2

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

GUARANTY

THIS GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of September 25, 2026 by and among the undersigned (together with any Subsidiaries which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) in the form attached hereto as Annex I, the “Guarantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) for the ratable benefit of the Holders of Guaranteed Obligations (as defined below) under the Credit Agreement described below.

WITNESSETH

WHEREAS, Stepan Company, a Delaware corporation (the “Company”), has entered into that certain Credit Agreement, dated as of September 25, 2026 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Foreign Subsidiary Borrowers from time to time party thereto (together with the Company, the “Borrowers”) and the financial institutions from time to time parties thereto as lenders (the “Lenders”), and the Administrative Agent;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (consisting of certain Subsidiaries of the Company that elect or are required to execute this Guaranty pursuant to Section 5.10 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors, without limitation and with full recourse, shall guarantee the payment when due of all of the “Guaranteed Obligations” (as defined below); and

WHEREAS, in consideration of the direct and indirect financial and other support and benefits that the Company has provided, and such direct and indirect financial and other support and benefits as the Company may in the future provide, to the Guarantors, and in consideration of the increased ability of each Guarantor that is a Subsidiary of the Company to receive funds through contributions to capital, and for each Guarantor to receive funds through intercompany advances or otherwise, from funds provided to the Borrowers pursuant to the Credit Agreement and the flexibility provided by the Credit Agreement for each Guarantor to do so which significantly facilitates the business operations of the Borrowers and each Guarantor and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to make extensions of credit thereunder, each of the Guarantors is willing to guarantee the Guaranteed Obligations;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2. Representations, Warranties and Covenants. In order to induce the Lenders to make and to continue to make the Loans and the other financial accommodations to the Borrowers under the Credit Agreement and to issue the Letters of Credit described in the Credit Agreement, and to induce the Administrative Agent to perform and to continue to perform its obligations under the Credit Agreement,

Exhibit F-1

each of the Guarantors represents and warrants to each Lender and the Administrative Agent as of the date of this Guaranty and thereafter on each date a Borrowing or issuance, amendment, renewal or extension of a Letter of Credit occurs that:

(A) It (i) is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, (ii) is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept is applicable) under the laws of each jurisdiction where the business conducted by it makes such qualification necessary, and (iii) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its Property and to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to result in a Material Adverse Effect.

(B) It has the requisite corporate, limited liability company or partnership, as applicable, power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate, limited liability company or partnership proceedings, including any required shareholder, member or partner approvals, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor, in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances or transfers, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

(C) Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will (i) conflict with the charter or other organizational documents of such Guarantor, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any law, rule, regulation, order, writ, judgment, injunction, decree or award (including, without limitation, any environmental property transfer laws or regulations) applicable to such Guarantor or any provisions of any indenture, instrument or agreement to which such Guarantor is party or is subject or by which it or its Property is bound or affected, or require termination of any such indenture, instrument or agreement, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of such Guarantor, other than Liens permitted or created by the Loan Documents, or (iv) require any approval of such Guarantor’s board of directors, shareholders, members, partners or unitholders except such as have been obtained. The execution, delivery and performance by such Guarantor of each of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any environmental property transfer act or environmental laws or regulations, except filings, consents or notices which have been made.

(D) It has no Indebtedness other than Indebtedness permitted under Section 6.02 of the Credit Agreement.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment or Letter of Credit outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if

Exhibit F-2

necessary, will enable the Borrowers to, fully comply with those covenants and agreements of the Borrowers applicable to such Guarantor set forth in the Credit Agreement.

SECTION 3. The Guaranty. Each of the Guarantors hereby irrevocably and unconditionally guarantees, jointly and severally with the other Guarantors, as a primary obligor and not merely as a surety, to each of the below-defined Holders of Guaranteed Obligations and its successors, transfers and assigns, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrowers pursuant to the Credit Agreement, (ii) any obligations of the Borrowers to reimburse LC Disbursements (“Reimbursement Obligations”), (iii) all obligations of the Company or its Subsidiaries owing to any Lender or any affiliate of any Lender under any Swap Agreement or Banking Services Agreement, (iv) all other amounts payable by the Company or any of its Subsidiaries under the Credit Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents (including, without limitation, attorneys’ fees and expenses) and (v) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrowers of all of the agreements, conditions, covenants, and obligations of the Borrowers contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations being referred to collectively as the “Holders of Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Upon (x) the failure by any Borrower or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable, unconditional, present and continuing guaranty of payment and is not a guaranty of collection, and is no way conditioned upon any attempt to collect from the Borrowers, any other Subsidiary Guarantor or any other Affiliate of the Company or any other action, occurrence or circumstance whatsoever.

Notwithstanding any stay, injunction or other prohibition preventing such action against the Borrowers, if for any reason whatsoever the Borrowers shall fail or be unable duly, punctually and fully to perform or pay any Guaranteed Obligation as and when the same shall become due and payable or to perform or comply with any other Guaranteed Obligation, whether or not such failure or inability shall constitute an Event of Default, each Guarantor will forthwith pay or cause to be paid such amounts to the Administrative Agent for application on any of the Guaranteed Obligations, in the currency and at the place specified in the Credit Agreement, or perform or comply with such Guaranteed Obligations or cause such Guaranteed Obligations to be performed or complied with, together with interest (in the amounts and to the extent required under the Credit Agreement) on any amount due and owing.

SECTION 4. Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any

Exhibit F-3

agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B) any modification or amendment of or supplement to the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(C) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrowers or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrowers or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrowers or any other guarantor of any of the Guaranteed Obligations;

(E) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrowers, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrowers or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrowers or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H) the election by, or on behalf of, any one or more of the Holders of Guaranteed Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters;

(I) any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters;

Exhibit F-4

(J) the disallowance, under Section 502 of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters, of all or any portion of the claims of the Holders of Guaranteed Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L) any other act or omission to act or delay of any kind by the Borrowers, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty, except as provided in Section 5.

SECTION 5. Continuing Guarantee; Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances.

(A) Each of the Guarantors’ obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect and shall not be discharged until all Guaranteed Obligations and all other independent payment obligations of such Guarantor under this Guaranty shall have been paid in full in cash (other than contingent indemnity obligations), the Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent, and the Credit Agreement, any Swap Agreement or any Banking Services Agreement shall have been terminated (or with respect to any Swap Agreements or Banking Services Agreements, other arrangements satisfactory to the Secured Parties counterparties thereto shall have been entered into) (collectively, “Payment in Full” or “Paid in Full”). If at any time any payment of the principal of or interest on any Loan, any Reimbursement Obligation or any other amount payable by the Borrowers or any other party under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document (including a payment effected through exercise of a right of setoff) is rescinded, or is or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrowers or otherwise (including pursuant to any settlement entered into by a Holder of Guaranteed Obligations in its discretion), each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

(B) A Guarantor shall automatically be released from its obligations hereunder in the event that all of the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of, or the assets of such Guarantor shall be sold, transferred or otherwise disposed of substantially

Exhibit F-5

in their entirety, in each case to a Person that is not the Company or an Affiliate of the Company in accordance with the terms of the Credit Agreement.

(C) In connection with any termination or release pursuant to paragraph (A) or (B) of this Section 5 the Administrative Agent shall execute and deliver to any Guarantor, as the case may be, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5 shall be without recourse to or warranty by the Administrative Agent.

SECTION 6. General Waivers; Additional Waivers.

(A) General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(B) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (a) notice of acceptance hereof; (b) notice of any Loans, Letters of Credit or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and Holders of Guaranteed Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the Borrowers or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the other Holders of Guaranteed Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Guaranteed Obligations has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been Paid in Full) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv) (a) any rights to assert against the Administrative Agent and the other Holders of Guaranteed Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Guaranteed Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly

Exhibit F-6

from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Guaranteed Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Guaranteed Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Guaranteed Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Guaranteed Obligations; or (b) any election by the Administrative Agent and the other Holders of Guaranteed Obligations under Section 1111(b) of the Bankruptcy Code, to limit the amount of, or any collateral securing, its claim against the Guarantors.

SECTION 7. Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until Payment in Full, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations, (ii) waive any right to enforce any remedy which the Holders of Guaranteed Obligations, the Issuing Bank or the Administrative Agent now have or may hereafter have against the Borrowers, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and (iii) waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Guaranteed Obligations, the Issuing Bank and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrowers to the Holders of Guaranteed Obligations, the Issuing Bank or the Administrative Agent. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (a) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible Payment in Full of the Guaranteed Obligations and (b) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until Payment in Full. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Guaranteed Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Guaranteed Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrowers or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and

Exhibit F-7

is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Guaranteed Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrowers and the Holders of Guaranteed Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Guaranteed Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Guaranteed Obligations, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Guarantor as the property of the Holders of Guaranteed Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until Payment in Full, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

SECTION 8. Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following Payment in Full, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

Exhibit F-8

(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon Payment in Full.

(F) In determining the Allocable Amount of any Guarantor, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 9. Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company or its Subsidiaries under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Company or any of its Affiliates, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 11. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Guarantor, in the care of the Company at the address of the Company set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.

SECTION 12. No Waivers. No failure or delay by the Administrative Agent or any other Holder of Guaranteed Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof

Exhibit F-9

or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Guaranteed Obligations and their respective successors, transfers and permitted assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 13 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 14. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a Guaranty Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

SECTION 15. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

SECTION 16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A) CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY TO THIS GUARANTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY TO THIS GUARANTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY HOLDER OF GUARANTEED OBLIGATIONS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY AND

Exhibit F-10

UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 16(A). EACH PARTY TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(B) WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THIS GUARANTY HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(C) TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(D) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 11 of this Guaranty. Each Guarantor irrevocably designates and appoints the Company as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 16(A) in any federal or New York State court sitting in New York City. Nothing in this Guaranty or any other Loan Document will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

SECTION 17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 18. Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Guaranteed Obligations for any costs and out-of-pocket expenses (including reasonable attorneys’ fees) paid or incurred by the Administrative Agent or any other Holder of Guaranteed Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty.

SECTION 19. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Guaranteed Obligations (including

Exhibit F-11

the Administrative Agent) and its Affiliates may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Guaranteed Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Guaranteed Obligations (including the Administrative Agent) or any of their respective affiliates. The rights of each Holder of Guaranteed Obligations or the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Holder of Guaranteed Obligations or the Administrative Agent may have.

SECTION 20. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Guaranteed Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Guaranteed Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Guaranteed Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Guaranteed Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 21. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 22. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between each such Guarantor and any Holder of Guaranteed Obligations (including the Administrative Agent).

SECTION 23. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 24. Judgment Currency. For the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by any Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Holder of Guaranteed Obligations (including the Administrative Agent), as the

Exhibit F-12

case may be, may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, in the Specified Currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds (a) the sum originally due to any Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, in the Specified Currency and (b) amounts shared with other Holders of Guaranteed Obligations as a result of allocations of such excess as a disproportionate payment to such other Holder of Guaranteed Obligations under Section 2.18 of the Credit Agreement, such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

SECTION 25. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty or Article X of the Credit Agreement, as applicable, in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 25 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 25 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 25 constitute, and this Section 25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 26. Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Remainder of Page Intentionally Blank.

Exhibit F-13

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[___________], as a Guarantor

By:
Name:
Title:

Exhibit F-14

Acknowledged and Agreed as of the date first written above:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit F-15

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of September 25, 2026, made by each of [NAMES OF INITIAL GUARANTOR] (together with any additional Subsidiaries which become parties to the Guaranty by executing a Guaranty Supplement thereto substantially similar in form and substance hereto, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty. By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] (the “New Guarantor”), agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, the New Guarantor has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, 20____.

[NAME OF NEW GUARANTOR]

By:____________________________________
Name: _________________________________
Title:__________________________________

Exhibit F-16

EXHIBIT G-1

[INTENTIONALLY OMITTED]

Exhibit G-1-1

EXHIBIT G-2

[INTENTIONALLY OMITTED]

Exhibit G-2-1

EXHIBIT H

FORM OF NOTE

[__________]

FOR VALUE RECEIVED, the undersigned, [Stepan Company, a Delaware corporation] [FOREIGN SUBSIDIARY BORROWER, a ____________] (the “Borrower”)], HEREBY UNCONDITIONALLY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) the aggregate unpaid Dollar Amount of all Loans made by the Lender to the Borrower pursuant to the “Credit Agreement” (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned Borrower promises to pay interest on the unpaid principal amount of each Loan made to it from the date of such Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Loan, and upon each payment or prepayment of principal of each Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Loan, the respective Interest Period thereof (in the case of Term Benchmark Loans) or the amount of principal paid or prepaid with respect to such Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrower hereunder or under the Credit Agreement.

This Note is one of the notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of September 25, 2026 by and among the Borrower, [Stepan Company, the other][the] Foreign Subsidiary Borrowers from time to time parties thereto, the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of [Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar Amount of such Lender’s Revolving Commitment, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Note] [Term Loans by the Lender to the Borrower from time to time in an aggregate principal amount not to exceed such Lender’s Term Loan Commitment, the indebtedness of the Borrower resulting from each such Term Loan being evidenced by this Note], and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Whenever in this Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of

Exhibit H-1

said successors and assigns. The successors and assigns of the Borrower shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

[Signature page follows]

Exhibit H-2

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[STEPAN COMPANY] [FOREIGN SUBSIDIARY BORROWER]

By:
Name:
Title:

Exhibit H-3

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Type of Loan Currency	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit H-4

EXHIBIT I-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 25, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stepan Company (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[__]

Exhibit I-1

EXHIBIT I-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 25, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stepan Company (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or IRS Form W-8BEN-E). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[__]

Exhibit I-2

EXHIBIT I-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 25, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stepan Company (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or IRS Form W-8BEN-E) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or IRS Form W-8BEN-E) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[__]

Exhibit I-3

EXHIBIT I-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 25, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stepan Company (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or IRS Form W-8BEN-E) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or IRS Form W-8BEN-E) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[__]

Exhibit I-4

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

To:	The Administrative Agent and the

Lenders parties to the Credit Agreement

Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of September 25, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Stepan Company (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the duly elected ____________________ of the Company;

2.

I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the financial statements delivered to the Lenders pursuant to Section 5.01[(a)] [(b)] in connection herewith [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes].

3.

The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence or continuance of any condition or event which constitutes a Default as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement;

4.

Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with Sections 6.01, 6.02, 6.04, 6.06, 6.08 and 6.12 of the Credit Agreement (which, in the case of the Net Leverage Ratio, shall also determine whether any adjustments are required to be made to the Applicable Rate) all of which data and computations are true, complete and correct;

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

Exhibit J-1

The foregoing certifications, together with the computations set forth in the Schedules hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of _____, ___.

STEPAN COMPANY, as the Company

By:
Name:
Title:

Exhibit J-2

SCHEDULE I

Financial Covenant Calculations

Compliance as of [_________________, ____] with Sections 6.01, 6.02, 6.04, 6.06, 6.08 and 6.12 of the Credit Agreement

Detail attached.

Exhibit J-3

EXHIBIT K-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [_____], among Stepan Company, a Delaware corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [__________] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement dated as of September 25, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Borrowing Subsidiary and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [______________].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 of England and Wales (as amended).]1 [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

[1]	To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales.

Exhibit H-1

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

Exhibit K-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

STEPAN COMPANY

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit K-1-2

EXHIBIT K-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below

[500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group]

Attention: [__________]

[Date]

Ladies and Gentlemen:

The undersigned, Stepan Company (the “Company”), refers to the Credit Agreement dated as of September 25, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

Exhibit L-2

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

STEPAN COMPANY

By:
Name:
Title:

Copy to:	JPMorgan Chase Bank, N.A.
[500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group]

Exhibit L-2

[EXHIBIT L

[FORM OF]

EU NOTICE

Date: [__________, 20__]

To:	JPMorgan Chase Bank, N.A.

[500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713]

and

[[Insert Names of all Borrowers (including EU Borrowers)] (collectively, the “Borrowers”)

[Borrower Notice Address]

From:	[Notifying Lender]

[Notifying Lender Notice Address]

And

[EU Lender(s)]7

[EU Lender Notice Address(es)]

Re:	EU Notice for [Insert Name(s) of each EU Borrower] ([collectively, ]the “EU Borrower[s]”)

Reference is hereby made to the Credit Agreement, dated as of September 25, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower[s], the Lenders party thereto and JPMorgan Chase Bank, N.A.], as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to such terms in the Credit Agreement.

[Option 1: We hereby notify you that under Section 2.02 of the Credit Agreement, [Insert EU Lender Name] is hereby designated as the EU Lender for all purposes stated under such Section as of the date hereof for [the][all] EU Borrower[s].] 8

[Option 2: We hereby notify you that under Section 2.02 of the Credit Agreement, the following EU Lenders shall be designated the EU Lender for the corresponding EU Borrower in the table below for all purposes stated under such Section as of the date hereof.

EU Lender	EU Borrower(s)

[7]	Consider whether multiple EU Lenders should be named if multiple lenders are being utilized (e.g., multiple branches).
[8]	Use Option 1 if one EU Lender is named for all EU Borrowers.

Exhibit L-1

[Legal Name of EU Lender 1]	[Legal Name of EU Borrower(s)]
[Legal Name of EU Lender 2]	[Legal Name of EU Borrower(s)]

] 9

If [the][any] EU Lender is not already a Lender, then [the][such] EU Lender shall deliver with this EU Notice or promptly following request from the Administrative Agent (i) an Administrative Questionnaire and (ii) any tax compliance certificates required under Section 2.17(e) of the Credit Agreement, in each case, in accordance with Section 2.02(e) of the Credit Agreement.

[Insert Name of Notifying Lender], as Notifying Lender

By:
Name:
Title:

[Insert Name of EU Lender], as EU Lender[10]

By:
Name:
Title:]

[9]	Use Option 2 if there are multiple EU Lenders that apply to different EU Borrowers.
[10]	If multiple EU Lenders are being utilized, all EU Lenders should sign.

Exhibit L-2